EXHIBIT 10.1

CREDIT AND SECURITY AGREEMENT

DATED AS OF MAY 27, 2005

AMONG

DYNACQ HEALTHCARE, INC.,

VISTA COMMUNITY MEDICAL CENTER, LLP,

VISTA HOSPITAL OF DALLAS, L.L.P.,

VISTA SURGICAL CENTER WEST, LLC

VISTA HOSPITAL OF BATON ROUGE, LLC

VISTA MEDICAL MANAGEMENT, LLC,

DOCTORS PRACTICE MANAGEMENT, INC.,

PASADENA NEVADA, INC.,

DALLAS NEVADA, INC.,

AND

VISTA DALLAS, LLC.

As Borrowers,

MERRILL LYNCH CAPITAL,

a Division of Merrill Lynch Business Financial Services Inc.,

as Administrative Agent and as a Lender

AND

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT dated as of May 27, 2005 among DYNACQ HEALTHCARE, INC. a Delaware corporation, VISTA COMMUNITY MEDICAL CENTER, LLP, a Texas limited liability partnership, VISTA HOSPITAL OF DALLAS, L.L.P., a Texas limited partnership, VISTA SURGICAL CENTER WEST, LLC, a Texas limited liability company, VISTA HOSPITAL OF BATON ROUGE, LLC, a Louisiana limited liability company, VISTA MEDICAL MANAGEMENT, LLC, a Louisiana limited liability company, DOCTORS PRACTICE MANAGEMENT, INC., a Texas corporation, PASADENA NEVADA, INC., a Nevada corporation, DALLAS NEVADA, INC., a Nevada corporation, and VISTA DALLAS, LLC, a Texas limited liability company, each as a Borrower, the financial institutions or other entities from time to time parties hereto, each as a Lender, and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender and as Administrative Agent.

RECITALS:

R-1. Borrowers have requested that Lender make available to Borrowers revolving and letter of credit financing facilities as described herein.

R-2. Lender is willing to extend such credit to Borrowers under the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms have the following meanings:

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, any of the following as owned by any Borrower: (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as that term is defined in the UCC), any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as that term is defined in the UCC), rights, remedies, Guarantees, “supporting obligations” (as that term is defined in the UCC), “letter of credit rights” (as that term is defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Administrative Agent” means Merrill Lynch in its capacity as administrative agent for the Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 13, and the successors of Merrill Lynch in such capacity.

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person, (iii) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Goods and Services” means goods sold and/or services rendered by Borrowers in the Ordinary Course of Business, in compliance with all Laws, and consistent with the type of goods sold and/or services rendered by Borrowers throughout all or substantially all of its business operations as of the Closing Date.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of Inventory in the Ordinary Course of Business, (ii) dispositions of Cash Equivalents and (iii) dispositions of obsolete equipment or Inventory.

“Assignment Agreement” means an agreement pursuant to which any Lender shall assign any or all of its interests as a Lender hereunder pursuant to Section 14.16.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means LIBOR.

“Base Rate Margin” means two and eighty-five hundredths percent (2.85%) per annum, with respect to the Revolving Loans and all other Obligations.

“Blocked Person” means any Person: (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrowers” mean collectively Dynacq Healthcare, Inc., Vista Community Medical Center, LLP, Vista Hospital of Dallas, L.L.P., Vista Surgical Center West, LLC, Vista Hospital Of Baton Rouge, LLC, Vista Medical Management, LLC, Doctors Practice Management, Inc., Pasadena Nevada, Inc., Dallas Nevada, Inc. and Vista Dallas, LLC.

“Borrower Representative” means Dynacq Healthcare, Inc. in its capacity as Borrower Representative pursuant to the provisions of Section 2.11, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrower’s Account” means, with respect to any Borrower, the account specified on the signature pages hereof below Borrowers’ names into which Loans for the benefit of Borrowers shall, absent other instructions, be made, or such other account as Borrower Representative may specify by notice to Administrative Agent.

“Borrowing Base” means:

(a) the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; less

(b) from the Closing Date until the date that the FCCR Trigger Option is exercised, a special reserve amount of $2,000,000 (provided that, the effectiveness at any time of this special reserve shall not be interpreted or construed under any circumstances to limit or restrict the ability of Administrative Agent to implement or establish any reserves against the Borrowing Base as and to the extent provided for in this Agreement); less

(c) the amount of any other reserves and/or adjustments provided for in this Agreement.

“Borrowing Base Borrowers” means, collectively, Vista Community Medical Center, LLP, Vista Hospital of Dallas, L.L.P., Vista Surgical Center West, LLC and Vista Hospital of Baton Rouge, LLC.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by law to close.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than one (1) year from the date of acquisition, (ii) commercial paper with a duration of not more than nine (9) months rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., which is issued by a Person (other than any Credit Party or an Affiliate of any Credit Party) organized under the laws of any State of the United States or of the District of Columbia, (iii) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) any money market or mutual fund which invests only in the foregoing types of investments, has portfolio assets in excess of $5,000,000,000 and is rated AAA by Standard & Poor’s Ratings Service and AAA by Moody’s Investors Services, Inc.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Chattel Paper” means “chattel paper”, as defined in Article 9 of the UCC.

“China Joint Venture Entity” means Shanghai DeAn Hospital, an entity organized under the laws of the People’s Republic of China which shall operate its businesses and own assets only in the People’s Republic of China, and which is a majority-owned Subsidiary of Dynacq.

“Closing Checklist” means the closing checklist from time to time prepared by Administrative Agent or its counsel.

“Closing Date” means the date of this Agreement.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Administrative Agent, for the benefit of Administrative Agent and Lenders, pursuant to the Security Documents, including without limitation all of the Collateral described in Article 10 of this Agreement.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means the fifth anniversary of the date of this Agreement.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“CON” means any certificate of need or similar license which determines that there is a need for a healthcare facility at a particular location or within a certain geographic region and entitles the holder to use a Licensed Location for a purpose permitted under Healthcare Laws.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of a Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (i) with respect to any debt, lease, dividend or other obligation of another Person (“Third Party Obligation”) if the effect of such liability is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (ii) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (iii) under any Swap Contract; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim with respect thereto.

“Credit Party” means any Guarantor under a Financing Document Guarantee (if any), any Borrower, Vista Land and Equipment and Vista Holdings, LLC, whether now existing or hereafter acquired or formed; and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) ”earnouts” and similar payment obligations of such Person, (ix) all Debt of others Guaranteed by such Person; and (x) off-balance sheet liabilities and/or pension plan liabilities. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans and Letter of Credit Liabilities.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), investment account or other account in which funds are held or invested for credit to or for the benefit of Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, a Borrower and each bank in which such Borrower maintains a Deposit Account, which agreement provides that (a) such bank shall comply with instructions originated by Administrative Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, and containing such other terms and conditions as Administrative Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Deposit Account Restriction Agreement” means an agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, a Borrower and each bank in which such Borrower maintains a Deposit Account and into which Deposit Account proceeds of

Accounts from Governmental Account Debtors are paid directly by the Governmental Account Debtor, and which agreement provides that (a) such bank shall not enter into an agreement with respect to such Deposit Account pursuant to which the bank agrees to comply with instructions originated by any Person, other than the Borrower that owns the Deposit Account, directing disposition of the funds in such Deposit Account, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items, and containing such other terms and conditions as Administrative Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account and/or a Lockbox Account subject to a Deposit Account Control Agreement (as Administrative Agent shall elect and direct at the time such agreement is signed) all funds received or deposited into such Lockbox Account and associated Lockbox unless the applicable Borrower shall otherwise instruct the bank in writing, subject to the limitations set forth in the Deposit Account Restriction Agreement and the other Financing Documents.

“Doctors Practice Management” means Doctors Practice Management, Inc., a Texas corporation and wholly-owned Subsidiary of Dynacq.

“Domestic Subsidiaries” means, collectively, all of the Subsidiaries of any and all Borrowers that are incorporated or formed or organized in and pursuant to the laws of any state, commonwealth or other jurisdiction located in the United States.

“Dynacq” means Dynacq Healthcare, Inc., a Delaware Corporation.

“EBITDA” has the meaning provided in the Compliance Certificate.

“Eligible Accounts” means, subject to the criteria below, an Account which was generated in the Ordinary Course of Business from the provision of medical goods and services by a Borrowing Base Borrower (including fees charged for the use of the Licensed Location hospitals operated by any Borrower and the goods and services provided by and at such hospitals) and which was generated originally in the name of a Borrowing Base Borrower and not acquired via assignment or otherwise from a third-party that is not a Borrowing Base Borrower and which is held by a Borrowing Base Borrower or which has been transferred by the applicable Borrowing Base Borrower to and is held by Doctors Practice Management pursuant to a transfer permitted by Section 5.7(b) (or, with respect to any Account that was so transferred by a Borrowing Base Borrower to Doctors Practice Management prior to the Closing Date, pursuant to a transfer that would have been permitted under such Section 5.7(b)). The net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts as originally billed less all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) the Account or any portion of the Account is payable by a Person other than: (i) a commercial insurance company organized under the laws of any jurisdiction, having its principal office in the United States and licensed as an insurer in the state in which the services giving rise to such Account were rendered, (ii) a Blue Cross/Blue Shield Plan, (iii) any Government Account Debtor, making payments under the Medicare or Medicaid programs, (iv) a HMO, PPO, or an institutional (as opposed to a natural person) Account Debtor, organized under the laws of any jurisdiction in the United States, having its principal office in the United States;

(b) the Account remains unpaid more than one hundred eighty (180) days after the applicable goods or services have been rendered or delivered (such date, the “date of service”), provided that, in the case of Accounts arising out of outpatient services, such date of service shall be deemed to be the date such goods and services were actually rendered or delivered, and, in the case of Accounts arising out of inpatient services, such date of service shall be deemed to be the date the applicable patient was discharged), and further provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, no Account that becomes subject to any dispute resolution process or legal proceeding, including without limitation any dispute resolution process with the Texas Workers’ Compensation Commission or the Louisiana Workers’ Compensation Commission, and/or that is categorized by Borrowers as an “MDR” or “RFR” Account shall be an Eligible Account hereunder;

(c) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, freight claim, allowance, or adjustment of any kind, or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(d) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged and such condition has not been remediated by Borrower;

(e) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(f) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law or the Account represents a progress billing for which services have not been fully and completely rendered;

(g) the Account is subject to a Lien other than a Permitted Lien, or Administrative Agent does not have a Lien on such Account;

(h) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Administrative Agent;

(i) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(j) more than thirty percent (30%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account remains unpaid more than one hundred eighty (180) days after the applicable dates of service (as defined in clause (b) above) for such Accounts, provided that, for the purposes of this clause (j), neither (i) any account that is subject to any formal dispute resolution process or legal proceeding, including without limitation any dispute resolution process with the Texas Workers’ Compensation Commission or the Louisiana Workers’ Compensation Commission, and/or that is categorized by Borrowers as an “MDR” or “RFR” Account nor (ii) any Account that remains unpaid more than three hundred sixty (360) days after the applicable date of service for such Account shall, in either such case, be included in calculating the percentage of any Account Debtor’s Accounts that are outstanding more than one hundred eighty (180) days after the dates of service for such Accounts;

(k) [RESERVED];

(l) the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty-five percent (25%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such 25% limitation shall be considered ineligible);

(m) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;

(n) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor, provided that any Account that is categorized as a “DNFB” or “discharged not final billed account” shall not be considered to be an ineligible Account solely as a result of this clause (n) for a period of ten (10) days after the date of service;

(o) the Account is an obligation of an Account Debtor that is the Federal (or local) government (other than Medicare or Medicaid) or a political subdivision thereof, unless Administrative Agent has agreed to the contrary in writing and Administrative Agent has received from the Account Debtor the acknowledgement of Administrative Agent’s notice of assignment of such obligation pursuant to this Agreement;

(p) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectibility of such Account or reduce the amount payable or delay payment thereunder;

(q) the Account Debtor has its principal place of business or executive office outside the United States or the Account is payable in a currency other than United States dollars;

(r) [RESERVED];

(s) [RESERVED];

(t) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(u) the Borrower owning such Account has not signed and delivered to Administrative Agent notices, in accordance with this Agreement, directing the Account Debtors to make payment to the applicable Lockbox Account;

(v) [RESERVED];

(w) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien;

(x) the Account arises out of a cost report settlement account; or

(y) the Account is an Account of a Borrower, or pertains to a Licensed Location of a Borrower or a Subsidiary, for which a notice required under Section 8.5 has been given or for which a breach of Section 8.3 or 8.4 has occurred and, in either event, has not been resolved to Administrative Agent’s reasonable satisfaction (and, in the event Administrative Agent has elected to include such an Account as an Eligible Account, such inclusion shall not be considered a course of dealing or be presumptive evidence of Administrative Agent’s satisfaction, but shall be considered an accommodation made by Administrative Agent without further or continuing obligation to make such accommodation).

“Eligible Swap Counterparty” means Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender that (i) from time to time enters into a Swap Contract permitted under this Agreement (if any) with any Borrower or any Subsidiary and (ii) in the case of a Lender or an Affiliate of a Lender other than Administrative Agent, is expressly identified by Administrative Agent as maintaining a reporting system acceptable to Administrative Agent with respect to Swap Contract exposure and agrees with Administrative Agent to provide regular reporting to Administrative Agent, in form and content reasonably satisfactory to Administrative Agent, with respect to such exposure.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 11.1.

“FCCR Trigger Option” had the meaning set forth in Section 6.1(a).

“Financing Documents” means this Agreement, any Notes, the Security Documents, any fee letter among Merrill Lynch and any of the Borrowers relating to the transactions contemplated hereby, the Subordination Agreement, any subordination or intercreditor agreement (other than any Subordination Agreement) pursuant to which any Debt (other than any Subordinated Secured Debt) and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Financing Document Guarantee” means any agreement which may exist from time to time pursuant to which any third party other than a Borrower shall Guarantee the Obligations of the Borrowers under this Agreement and/or the other Financing Documents. As of the Closing Date, there are no Financing Document Guarantees.

“Fiscal Year” means a fiscal year of Borrowers, ending on August 31st of each calendar year.

“Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Foreign Lender” has the meaning set forth in Section 2.8(c).

“Foreign Subsidiary” means, any Subsidiary of any Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign, including without limitation CMS, the Texas Workers’ Compensation Commission and the Louisiana Workers’ Compensation Commission. For the avoidance of doubt, unless specifically used in a provision relating to the China Joint Venture Entity or the ownership by Dynacq of equity interests and investment in the China Joint Venture Entity, the term “Governmental Authority” shall not be deemed to include any such authority from the People’s Republic of China.

“Governmental Account Debtor” means any Account Debtor which is a Governmental Authority, including, without limitation, Medicare and Medicaid.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person that has executed or delivered, or shall in the future execute or deliver, any Financing Document Guarantee of any portion of the Obligations.

“Hazardous Materials” means (i) any “hazardous substance” as defined in CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (iii) asbestos, (iv) polychlorinated biphenyls, (v) petroleum, its derivatives, by-products and other hydrocarbons, (vi) mold and (vii) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including without limitation, (A) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (B) TRICARE; (C) HIPPA, (D) Medicare; (E) Medicaid; (F) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (G) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued; and (H) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (A) through (H) as may be amended from time to time, including without limitation, as applicable to the appropriate Borrowers, the rules and regulations issued by the Texas Workers’ Compensation Commission and the Louisiana Workers’ Compensation Commission.

“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Domestic Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries, (b) issued by any Person from which any Borrower has, as of the Closing Date, received an accreditation (including, but not limited to, the Joint Commission on Accreditation of Healthcare Organizations), and/or (c) issued or required under Healthcare Laws applicable to the ownership of a Licensed Location.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder..

“Inactive Subsidiary” means any Subsidiary of Borrowers listed on 1.1(a) attached hereto.

“Indemnitees” has the meaning set forth in Section 12.2.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intercompany Proof of Claim Debt” has the meaning set forth in Section 3.23.

“Inventory” has the meaning ascribed to it in the UCC.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Investor” means Chiu M. Chan.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws.

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent satisfactory to it with respect to such exposure. For the avoidance of doubt, the defined term “LC Issuer” does not include the issuer of the letter of credit described in Section 5.3(j).

“Lender” means each of (i) Merrill Lynch, (ii) each other Person party hereto in its capacity as a lender, (iii) each other Person that becomes a party hereto as Lender pursuant to Section 14.6, and (iv) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Security Documents, the term “Lender” shall include Eligible Swap Counterparties.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date. For the avoidance of doubt, the defined term “Letter of Credit” does not include the letter of credit described in Section 5.3(j).

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met plus (ii) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

“LIBOR” means a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (ii) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service (or another nationally-recognized rate reporting source reasonably acceptable to Administrative Agent) no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index or replacement page, as the case may be.

“Licensed Location” means any facility (a) from which a Borrower or any Domestic Subsidiary provides or furnishes goods or services governed by Healthcare Laws, and (b) owned by a Borrower or any Domestic Subsidiary from which any Person furnishes goods or services governed by Healthcare Laws, and includes, without limitation, any business location of a Borrower which is subject to any Healthcare Permit and, specifically includes, as of the Closing Date, the “Vista Medical Center Hospital” operated by Vista Community Medical Center, LLP in Pasadena, TX, the “Vista Hospital of Dallas” operated by Vista Hospital of Dallas, L.L.P. in Dallas/Garland, Texas, the “Vista Surgical Center West” operated by Vista Surgical Center West, LLC in Houston, TX and the “Vista Surgical Hospital of Baton Rouge” operated by Vista Hospital of Baton Rouge, LLC in Baton Rouge, LA, and shall after the Closing Date also include any similar licensed hospitals and surgical centers operated by any Borrower at any time.

“Licensed Operator” means the singular or collective (as the context requires) reference to the following Persons: (a) any Borrower or any Domestic Subsidiary that is licensed under Healthcare Laws to operate a Licensed Location, or is otherwise providing or furnishing goods or services governed by Healthcare Laws, or is otherwise providing or furnishing goods or services (other than the mere leasing of a Licensed Location as a lessor and the collection of rentals in connection therewith) from a Licensed Location, (b) any Person with whom a Borrower or any Domestic Subsidiary has contracted for management or other services for a Licensed Location, and/or (c) any Person to whom a Borrower has leased a Licensed Location. As of the Closing Date, all of the Licensed Operators are also Borrowers.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loans” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.12.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

“Lockbox Bank” has the meaning set forth in Section 2.12.

“Manager” has the meaning set forth in Section 3.25.

“Management Agreement” has the meaning set forth in Section 3.25.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Change” means the occurrence of event, act, condition or change in circumstances that has resulted in or could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, the occurrence of a Material Adverse Effect or Material Adverse Change for any purpose hereunder shall be determined by Administrative Agent in the good faith exercise of its reasonable credit judgment.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related: (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business or properties of any of the Borrowers or of the Credit Parties taken as a whole, (ii) the rights and remedies of Administrative Agent or Lenders under any Financing Document, or the ability of any Borrower or Guarantor (if any) to perform any of its obligations under any Financing Document to which it is a party, (iii) [RESERVED], (iv) [RESERVED], (v) any Licensed Operator’s ability to accept, admit and/or retain patients or residents, to provide Approved Goods and Services or to own or operate any Licensed Location; (vi) [RESERVED]; (vii) the use or scope of any Healthcare Permits; (viii) [RESERVED], (b) [RESERVED]; (c) an impairment to the value of any real property or other Collateral as underwritten by Lenders prior to the Closing Date; or (d) the imposition of a fine against or the creation of any liability of any Credit Party or Licensed Operator to any Governmental Authority under any Healthcare Law in excess of $300,000.00. For the avoidance of doubt, the occurrence of a Material Adverse Effect or Material Adverse Change for any purpose hereunder shall be determined by Administrative Agent in the good faith exercise of its reasonable credit judgment.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7(b).

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Multiemployer Plan” means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which any Borrower or any member of the Controlled Group may have any liability.

“Non-Dynacq DPM Physician Accounts” has the meaning set forth in Section 2.12(a).

“Non-Dynacq DPM Physician Specific Deposit Account” means a Deposit Account maintained by Doctors Practice Management into which only the collections on and proceeds of Non-Dynacq DPM Physicians Accounts are deposited.

“Non-Funding Revolving Lender” means a Revolving Lender that has delivered a notice to each of Administrative Agent stating that such Revolving Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions set forth in Article 7, and specifying any such non-satisfied conditions; provided, that any Revolving Lender delivering any such notice shall be a Non-Funding Revolving Lender solely over the period commencing on the Business Day following receipt by Administrative Agent of such notice, and terminating on such date that such Revolving Lender has either revoked the effectiveness of such notice or acknowledged to Administrative Agent the satisfaction of the condition specified in such notice.

“Notes” means the Revolving Loan Notes.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit E hereto.

“Notice of LC Credit Event” means a notice from a Responsible Officer of Borrower Representative to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the identity of the LC Issuer with respect to such Letter of Credit, (iii) the expiry date of such Letter of Credit; (iv) the proposed terms of such Letter of Credit, including the face amount; and (v) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Borrower or Guarantor (as applicable) under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (i) all Support Agreements, (ii) all Lender Letters of Credit and (iii) all Swap Contracts permitted under this Agreement entered into with any Eligible Swap Counterparty (if any).

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Administrative Agent under the Financing Documents shall be made, or such other account as Administrative Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including, but not limited to, Healthcare Permits.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Borrower(s); provided that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ title to, and its right to use, the Collateral is not adversely affected thereby and Administrative Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Administrative Agent of Borrowers’ intent to so contest the obligation; (d) in the case of real estate taxes or assessments or mechanic’s, workmen’s, materialmen’s or other like Liens with respect to any real estate which is part of the Collateral, Borrowers have obtained an endorsement or express insurance coverage, in form and substance satisfactory to Administrative Agent, to the loan policy of title insurance issued to Administrative Agent insuring over any Lien created by such obligation, or Borrowers have deposited with Administrative Agent a bond or other security satisfactory to Administrative Agent, in its reasonable discretion, against loss or injury by reason of such contest or the non-payment of such obligation or charge (and if such security is cash, Administrative Agent may, but shall not be obligated to, deposit the same in an interest-bearing account and interest accrued thereon, if any, shall be deemed to constitute a part of such security for purposes of this Agreement, but Administrative Agent (i) makes no representation or warranty as to the rate or amount of interest, if any, which may accrue thereon and shall have no liability in connection therewith and (ii) shall not be deemed to be a trustee or fiduciary with respect to its receipt of any such security and any such security may be commingled with other monies of Administrative Agent); (e) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers; (f) upon request by Administrative Agent, from time to time, Borrowers have given notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (g) upon a final determination of such contest, Borrowers shall promptly comply with the requirements thereof.

“Permitted Domestic Acquisition” has the meaning set forth in Section 5.8(a)(ix).

“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA); (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than Accounts, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $25,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary; (g) Liens and encumbrances in favor of Administrative Agent under the Financing Documents; (h) [RESERVED], (i) Liens on Collateral other than Accounts existing on the date hereof and set forth on Schedule 5.2, (j) any Lien on any asset other than Accounts or Inventory securing Debt permitted under Section 5.1(d), provided that such Lien attaches concurrently with or within ninety (90) days after the acquisition thereof, (k) Liens on assets and real estate of Vista Land and Equipment and Vista Holdings, LLC securing Debt of Vista Land and Equipment and Vista Holdings, LLC permitted pursuant to Section 5.1(g) below, (l) Liens on the Permitted Sale Accounts created in connection with any Permitted Sale Accounts Disposition as and to the extent permitted under Section 5.7(c) below, (m) Liens on cash collateral in an amount not to exceed $125,000.00 pledged to Capital Bank to secure the Contingent Obligations of VHBR with respect to the letter of credit for the benefit of the State of Louisiana – Patients Compensation Fund permitted under Section 5.3(j) below and (n) Liens relating to Subordinated Secured Debt permitted under Section 5.1(c) subject to a Subordination Agreement in favor of Administrative Agent.

“Permitted Sale Accounts” has the meaning set forth in Section 5.7(c).

“Permitted Sale Accounts Disposition” has the meaning set forth in Section 5.7(c).

“Permitted Sale Accounts Purchaser” has the meaning set forth in Section 5.7(c).

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Personal Property” has the meaning set forth in Section 10.1.

“Proposed Acquisition Subsidiary” has the meaning set forth in Section 5.8(a)(ix).

“Proposed Equity Target” has the meaning set forth in Section 5.8(a)(ix).

“Pro Rata Share” means (i) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in Section 2.3(b), and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, and (ii) for all other purposes (including without limitation the indemnification obligations arising under Section 13.6) with respect to any Lender, the percentage obtained by dividing (x) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings) by (y) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (i) Administrative Agent for payments made by Administrative Agent under a Support Agreement and/or (ii) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Required Lenders” means, at any time Lenders holding (i) fifty-one percent (51%) or more of the sum of the Revolving Loan Commitment or (ii) if the Revolving Loan Commitment has been terminated, fifty-one percent (51%) or more of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, Treasurer or any Executive Vice President or Vice President of the applicable Borrower.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class) or (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person, (iii) any management fees, salaries or other fees or compensation to an Investor, an Affiliate of Borrower or an Affiliate of any Subsidiary of Borrower, (iv) any lease or rental payments to an Affiliate or Subsidiary of Borrower, or (v) repayments of or debt service on loans or other indebtedness held by an Investor, an Affiliate of Borrower or an Affiliate of any Subsidiary of Borrower.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of zero).

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Limit” means, at any time, the lesser of (i) the Revolving Loan Commitment and (ii) the Borrowing Base.

“Revolving Loan Note” has the meaning set forth in Section 2.4.

“Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.

“Revolving Loans” has the meaning set forth in Section 2.2(a).

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Borrowers or Guarantors or any other

Person either (i) Guarantees payment or performance of all or any portion of the Obligations (including without limitation any Financing Documents Guaranty) and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of the Lenders, including without limitation, this Agreement, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that such Person (i) owns and will own assets the fair saleable value of which are (a) greater than the total amount of its liabilities (including Contingent Obligations) and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Rate” has the meaning set forth in Section 2.7(b).

“Subordinated Debt” means, collectively, any and all Subordinated Secured Debt and/or any and all Subordinated Unsecured Debt.

“Subordinated Debt Documents” means, with respect to any particular Subordinated Debt, the respective related Subordinated Secured Debt Documents or the Subordinated Unsecured Debt Documents, as applicable.

“Subordinated Secured Debt” means any Debt of Borrowers incurred under the provisions of Section 5.1(c) that is secured by a Lien on the property of any Borrower, provided that, to qualify as Subordinated Secured Debt permitted under such Section 5.1(c), the creditor to whom such secured Debt is owing must have executed a Subordination Agreement in favor of Administrative Agent.

“Subordinated Secured Debt Documents” means any documents evidencing and/or securing any Subordinated Secured Debt.

“Subordination Agreement” means any agreement between Administrative Agent and any other creditor of any Borrower(s) to whom any Subordinated Secured Debt is owing, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Subordinated Secured Debt owing from any Borrower(s) and the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated to the Obligations and the Liens created under the Security Documents in a manner and to an extent acceptable to Administrative Agent in its sole discretion, the terms and provisions of which such Subordinations Agreement have been agreed to by and are acceptable to Administrative Agent in the exercise of its sole discretion.

“Subordinated Unsecured Debt” means any Debt of Borrowers incurred under the provisions of Section 5.1(c) that is not secured by any Lien on any property of any Borrower, provided that, to qualify as Subordinated Unsecured Debt permitted under such Section 5.1(c), the creditor to whom such unsecured Debt is owing shall agree in writing that such creditor shall deliver to Administrative Agent at the notice address provided for under this Agreement written notice of (i) the occurrence of any default by the applicable Borrower(s) with respect to such Subordinated Unsecured Debt or (ii) the giving by such creditor of any notice of default under the related Subordinated Unsecured Debt Documents or (iii) the institution by such creditor of any legal proceedings to enforce any of its rights with respect such Subordinated Unsecured Debt or Subordinated Unsecured Debt Documents against any Borrower or any of its property.

“Subordinated Unsecured Debt Documents” means any documents evidencing and/or securing any Subordinated Unsecured Debt.

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company or other legal entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower. The China Joint Venture Entity shall be treated as a Subsidiary of Dynacq for all purposes under this Agreement except as specifically provided otherwise herein.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Swap Contract” means any “swap agreement”, as defined in Section 131 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates.

“Taking” shall mean a condemnation or taking pursuant to the lawful exercise of the power of eminent domain.

“Taxes” has the meaning set forth in Section 2.8.

“Termination Date” means the earlier to occur of (a) the Commitment Expiry Date, or (b) any date on which Administrative Agent accelerates the maturity of the Loans pursuant to Section 11.2.

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Licensed Operator participates.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“VHBR” means Vista Hospital of Baton Rouge, LLC, a Louisiana limited liability company and majority-owned Subsidiary of Vista Medical Management, LLC, a Louisiana limited liability company and wholly-owned Subsidiary of Dynacq.

“VHBR Confirmation Order” has the meaning set forth in Section 3.23.

“VHBR Plan of Reorganization” has the meaning set forth in Section 3.23.

“Vista Holdings, LLC” means Vista Holdings, LLC, a Louisiana limited liability company and wholly-owned subsidiary of Dynacq.

“Vista Land and Equipment” means Vista Land and Equipment, LLC, a Texas limited liability company and wholly-owned subsidiary of Dynacq.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity securities (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2 Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Administrative Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3 Other Definitional Provisions.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.

Section 1.4 Funding and Settlement Currency.

Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.1 [RESERVED]

Section 2.2 Revolving Loans.

(a) Revolving Loans and Borrowings.

(i) On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrower Representative hereunder, provided that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Within the foregoing limits, Borrowers may borrow under this Section 2.2(a)(i), may prepay or repay Revolving Loans from time to time and may reborrow Revolving Loans pursuant to this Section 2.2(a)(i).

(ii) Borrower Representative shall deliver to Administrative Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing (other than Revolving Loans made pursuant to clause (iii) below), such Notice of Borrowing to be delivered no later than noon (Chicago time) two (2) Business Days prior to such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby. Borrower Representative shall also deliver to Administrative Agent in connection with each such proposed Revolving Loan Borrowing a Borrowing Base Certificate dated as of the Notice of Borrowing prepared with figures and information as of the close of business on the Business Day immediately preceding the date of such Borrowing Base Certificate.

(iii) Each Borrower hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on telephonic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower Representative. Borrower Representative agrees to deliver to Administrative Agent a Notice of Borrowing in respect of each Revolving Loan requested by telephone no later than one Business Day following such request. If the Notice of Borrowing differs in any respect from the action taken by Administrative Agent and Lenders, the records of Administrative Agent and the Lenders shall govern absent manifest error. Each Borrower further hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on electronic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower Representative, but only after Administrative Agent shall have established procedures acceptable to Administrative Agent for accepting electronic Notices of Borrowing, as indicated by Administrative Agent’s written confirmation thereof.

(iv) Each Borrower and each Revolving Lender hereby authorizes Administrative Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (x) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (y) and interest, fees, expenses and other charges of any Borrower or Guarantor from time to time arising under this Agreement or any other Financing Document, provided, that (1) Administrative Agent shall have no obligation at any time to make any Revolving Loan pursuant to the provisions of the preceding sub-clause (y) and (2) Administrative Agent shall have no right to make

Revolving Loans (A) as provided in Section 2.5(c) for the account of any Revolving Lender that was a Non-Funding Revolving Lender at the time Administrative Agent executed a Support Agreement, or at the time of issuance of any Lender Letter of Credit, for which, in either case, reimbursement obligations have arisen pursuant to Section 2.5(c) and (B) for the account of any then existing Non-Funding Revolving Lender to pay interest, fees, expenses and other charges of any Borrower or Guarantor (other than reimbursement obligations that have arisen pursuant to Section 2.5(c) in respect of Support Agreements executed or Lender Letters of Credit issued at the time any such Non-Funding Revolving Lender was not then a Non-Funding Revolving Lender).

(v) The Borrowing Base shall be determined by Administrative Agent based on the most recent Borrowing Base Certificate delivered to Administrative Agent in accordance with this Agreement and such other information as may be available to Administrative Agent. Without limiting any other rights and remedies of Administrative Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Administrative Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Administrative Agent’s good faith credit judgment and discretion, consistent with Administrative Agent’s then current underwriting standards, practices and procedures for its loans to borrowers in the healthcare industry, such reserves are necessary, including to protect the Collateral or to protect against possible non-payment of Accounts for any reason by Account Debtors or possible diminution of the value of any Collateral or possible non-payment of any of the Obligations or for any taxes or customs duties or in respect of any state of facts which may constitute a Default or Event of Default. Administrative Agent may, at its option, implement reserves by designating as ineligible a sufficient amount of Accounts which would otherwise be Eligible Accounts, so as to reduce the Borrowing Base by the amount of the intended reserves.

(vi) Administrative Agent, in its discretion, may further adjust the Borrowing Base by applying percentages (known as “liquidity factors”) to Eligible Accounts by payor class based upon the applicable Borrower’s actual recent collection history for each such payor class and such liquidity factors may be adjusted by Administrative Agent from time to time as Administrative Agent determines are warranted, in each such case as Administrative Agent shall determine are appropriate in the exercise of its good faith credit judgment and discretion, consistent with Administrative Agent’s then current underwriting standards, practices and procedures for its loans to borrowers in the healthcare industry.

(vii) Administrative Agent shall at all times have the right to request that any Notice of Borrowing delivered by Borrowers be signed by each entity constituting the Borrowers rather than by Borrower Representative only. Borrower Representative shall deliver a Borrowing Base Certificate to Administrative Agent no less often than every thirty (30) days even if Borrower Representative chooses not to deliver a Notice of Borrowing during such thirty-day (30) period.

(b) Mandatory Revolving Loan Repayments and Prepayments.

(i) The Revolving Loan Commitment shall terminate upon the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to, but excluding, the Termination Date.

(ii) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the second succeeding Business Day following notice of such occurrence from Administrative Agent to the Managing Counsel of Borrower Representative (or such other officer of Borrower Representative designated as the primary notice party for Borrower Representative under the provisions of Section 14.3 below from time to time) (which such notice may be oral, by telephone, by email or in writing), Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(iii) Principal payable on account of Revolving Loans shall be payable by Borrowers to Lender immediately upon the receipt by any Borrower or Lender of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.12 below.

Section 2.3 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, the Loans and the other Obligations shall bear interest at the sum of the Base Rate plus the applicable Base Rate Margin.

(b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (a) the Revolving Loan Commitment less (b) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month provided that, if the FCCR Trigger Option has not yet been exercised, the amount in this clause (i) shall be further reduced by $2,000,000, multiplied by (ii) forty-eight hundredths of one percent (0.48%) per annum. Such fee is to be paid monthly in arrears on the first day of each month.

(c) Collateral Fee. From and following the Closing Date, Borrowers shall pay Administrative Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to (i) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) four tenths of one percent (0.40%) per annum. Such fee is to be paid monthly in arrears on the first day of each month.

(d) Commitment Fee. Contemporaneous with Borrowers execution of this Agreement, Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to the Revolving Loan Commitment, multiplied by eight tenths of one percent (0.80%).

(e) Deferred Commitment Fee. If Administrative Agent’s funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, a fee (the “Deferred Commitment Fee”) as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount: (x) two and one-half percent (2.5%) if such termination occurs prior to the first anniversary of the Closing Date, (y) two percent (2.0%) if such termination occurs after the first but before the second anniversary of the Closing Date, and (z) one percent (1.0%) if such termination occurs after the second but before the fifth anniversary of the Closing Date. Notwithstanding anything to the contrary contained in the foregoing, if any Lender party hereto on the Closing Date shall at any time when no Event of Default has occurred and remains outstanding and without obtaining the prior written consent of Borrowers (which such consent of Borrowers shall not be unreasonably withheld) either (x) assign any of its Loans and interests as a Lender in this Agreement pursuant to Section 14.6(a)(i) or (y) grant a participating interest or “participation” in any of its Loans that is not a “Limited Rights Participation” as defined in the next sentence, then, at any time following any such assignment by such Lender or granting by such Lender of a participation that is not a Limited Rights Participation (in either such case in the absence of the existence of an Event of Default), Borrowers shall not be obligated to pay any Deferred Commitment Fee of any kind pursuant to this paragraph in connection with any termination of this Agreement, regardless of whether the fifth anniversary of the Closing Date has occurred at the time of any such termination. For the purposes of this Section 2.3(e) only, a “Limited Rights Participation” is a participation which does not grant to the participant any direct or indirect voting right with respect to any matters that require the vote or consent of the Lenders hereunder (including the contractual right between such participant and the Lender granting such participation to control any portion of the vote of such Lender hereunder) except with respect to the following matters: (i) reduction of the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgiveness any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan or Reimbursement Obligation; (ii) postponement of the date fixed for, or waiver of, any of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation (other than default interest) or any fees provided for hereunder (other than late charges) or any termination of any commitment; (iii) change in the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) release of all or substantially all of the Collateral, authorization of any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release of any Guarantor of all or any portion of the Obligations of its Guarantee obligations with respect thereto, except, in each case with respect to this clause (iv), as otherwise may be provided for in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); or (v) consent to the assignment, delegation or other transfer by any Borrower or Guarantor of any of its rights and obligations under any Financing Document or release of any Borrower or Guarantor of its payment obligations under any Financing Document, except, in each case with respect to this clause (v), pursuant to a merger or consolidation permitted pursuant to this Agreement. For the avoidance of doubt, nothing contained in this Section 2.3(e) shall under any circumstances be construed or interpreted (I) to limit the ability of any Lender to make assignments or grant participations as permitted under Section 14.6(a)(i) at any time (regardless of whether an Event of Default has occurred) or to affect the validity, legality or enforceability of such assignment or participation or the rights of the assignee or participant thereunder, subject only the express limitations set forth herein on the liability of Borrower with respect to any Deferred Commitment Fee that may otherwise be owing from time to time or (II) to limit the liability of Borrowers for any Deferred Commitment Fee that may otherwise be owing at any time as a result of any assignment or grant of a participation by any Lender made by such Lender at any time during which an Event of Default shall have occurred and be continuing under this Agreement. Also notwithstanding anything to the contrary contained in the foregoing, if Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. shall resign or be replaced as the Administrative Agent under this Agreement at any time when no Event of Default has occurred and remains outstanding and without obtaining the prior written consent of Borrowers (which such consent of Borrowers shall not be unreasonably withheld) then, at any time following any resignation or replacement of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. as Administrative Agent in the absence of the existence of an Event of Default, Borrowers shall not be obligated to pay any Deferred Commitment Fee of any kind pursuant to this paragraph in connection with any termination of this Agreement, regardless of whether the fifth anniversary of the Closing Date has occurred at the time of any such termination, provided that nothing contained in this Section 2.3(e) shall under any circumstances be construed or interpreted to limit the liability of Borrowers for any Deferred Commitment Fee that may otherwise be owing at any time as a result of any resignation or replacement of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. as Administrative Agent at any time during which an Event of Default shall have occurred and be continuing under this Agreement.

(f) [RESERVED]

(g) Audit Fees. In addition to and without limiting the fees payable under Section 4.1(d), Borrowers shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses of Administrative Agent and its agents and employees in connection with Administrative Agent’s audits of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrower’s compliance with applicable Laws and such other matters as Administrative Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Administrative Agent of a request for payment thereof to Borrowers. Notwithstanding anything to the contrary set forth in the foregoing or otherwise in this Agreement (including Section 9.1 below), absent the occurrence and continuance of an Event of Default, Borrowers shall only be liable to pay such reasonable fees and expenses relating to the audits and field examinations conducted by Administrative Agent with respect to no more than one (1) such audit and field examination conducted by Administrative Agent per fiscal quarter of Borrowers, provided that (x) this limitation on Borrowers’ liability to pay such fees and expenses relating to audits and field examinations shall not apply at any time during which an Event of Default has occurred and is continuing and (y) nothing contained in the foregoing or anywhere else in this Agreement shall be interpreted or construed to limit the right and ability of Administrative Agent to conduct any audit and/or field examination with respect to Borrowers at any time at its own expense if it so chooses in its sole discretion.

(h) Wire Fees. Borrowers shall pay to Administrative Agent, for its own account and not for the account of any other Lenders, on demand, any and all fees, costs or expenses which Administrative Agent actually pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Lender, of proceeds of the Loans made by any Lender to Borrowers pursuant to this Agreement, and (ii) the depositing for collection, by Administrative Agent, of any check or item of payment received or delivered to Administrative Agent on account of Obligations.

(i) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Administrative Agent, promptly shall pay to Administrative Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Administrative Agent in administering the Obligations, an amount equal to three percent (3%) of each delinquent payment.

(j) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged. Interest on all Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

Section 2.4 Notes.

The portion of the Revolving Loans made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrowers on a joint and several basis (a “Revolving Loan Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment.

Section 2.5 Letters of Credit and Letter of Credit Fees.

(a) Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to the Termination Date, by (i) Administrative Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Administrative Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i) Administrative Agent shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii) after giving effect to such issuance, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $250,000.00 and (y) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any letter of credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

(b) Letter of Credit Fee. Borrowers shall pay to Administrative Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Base Rate Margin then applicable to Revolving Loans. Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c) Reimbursement Obligations of Borrowers. If either (x) Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (y) any Lender shall honor any draw request under, and make payment in respect of, a Lender Letter of Credit, Borrower Representative shall (subject to the provisions of the last sentence of this paragraph (c)) automatically be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment for the purpose of reimbursing Administrative Agent or any Lender for any such payment. Administrative Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender (other than any such Revolving Lender that was a Non-Funding Revolving Lender at the time the applicable Supported Letter of Credit or Lender Letter of Credit was issued) hereby agrees to make available to Administrative Agent not later than noon (Chicago time) on the Business Day following such notification from Administrative Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender (other than any applicable Non-Funding Revolving Lender specified above) hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (i) the occurrence and continuance of a Default or Event of Default, (ii) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit and/or (iii) the non-satisfaction of any conditions set forth in Section 7.2. Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of

Borrowers’ reimbursement obligations arising pursuant to this Section 2.5(c). If for any reason Administrative Agent and Lenders are prevented by any applicable Law (including without limitation any “automatic stay” injunction in effect with respect to any Borrower under the Bankruptcy Code at any time) from making and/or funding any such Revolving Loan deemed to be requested in order to reimburse Administrative Agent or any Lender in connection with any draw on any Letter of Credit as provided for in the first sentence of this paragraph (c) (or if Administrative Agent and Lenders shall at any time be relieved of their obligations to make Revolving Loans and other advances of credit under the provisions of Section 11.1(g) below), the Borrowers shall pay interest, on demand, on all amounts so paid by Administrative Agent pursuant to any Support Agreement or by any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Administrative Agent or the applicable Lender therefore, as though the amount of such payment was a Revolving Loan hereunder, at the default rate of interest provided for under Section 11.4 below.

(d) Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse Administrative Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) any affiliation between the LC Issuer and Administrative Agent; or

(v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Administrative Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Administrative Agent, for its benefit and the benefit of issuers of Lender Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and provided no Event of Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) to the extent not previously applied by Administrative Agent in the manner described herein.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 2:00 PM (Chicago time) on any date shall be deemed received by Administrative Agent on such date, and any payments received in the Payment Account after 2:00 PM (Chicago time) on any date shall be deemed received by Administrative Agent on the next succeeding Business Day.

(b) Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Administrative Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent by each Borrower absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Administrative Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Administrative Agent or any Lender shall have any liability if Administrative Agent shall fail to provide any such statement). Unless any Borrower notifies Administrative Agent of any objection to any such statement (specifically describing the basis for such objection) within one hundred eighty (180) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest.

(a) In no event shall the interest charged with respect to the Notes (if any) or any other obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.

(b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c) In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.

(d) In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Administrative Agent’s or any Lender’s net income by the jurisdiction under which Administrative Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such authority; and (iii) pay to Administrative Agent for the account of Administrative Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Administrative Agent or any Lender with respect to any payment received by Administrative Agent or such Lender hereunder, Administrative Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Administrative Agent or such Lender first made demand therefor.

(b) If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Administrative Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Administrative Agent one or more (as Borrowers or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI,

W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Administrative Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

Section 2.9 Capital Adequacy.

If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

Section 2.10 Mitigation Obligations.

If any Lender requests compensation under Section 2.9, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).

Section 2.11 Appointment of Borrower Representative.

Each Borrower hereby designates Dynacq Healthcare, Inc. as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, Borrowing Base Certificates and Notices of LC Credit Events, giving instructions with respect to the disbursement of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.12 Collections and Lockbox Account.

(a) Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution approved by Administrative Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Administrative Agent may reasonably require. Borrowers shall ensure that all collections of Accounts of Borrowers (other than Accounts for which the Account Debtor is a Governmental Account Debtor) are paid directly from Account Debtors into the Lockbox for deposit into the Lockbox Account and/or directly into the Lockbox Account; provided, however, unless Administrative Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors of Borrowers who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. No accounts receivable belonging to any individual physicians or other third parties other than a Borrower which are collected by Doctors Practice Management, Inc. as a service provided by Doctors Practice Management, Inc. to such third parties (any such Accounts, the “Non-Dynacq DPM Physician Accounts”) shall be considered “Accounts” of any Borrower for any purpose under the Financing Documents specifically including this Section 2.12 (but provided that any compensation owing from such third parties to Doctors Practice Management, Inc. as compensation for such collection services shall be considered “Accounts” of Doctors Practice Management, Inc. for all purposes under the Financing Documents). Borrowers shall use all commercially reasonable efforts to ensure that no proceeds of any Non-Dynacq DPM Physician Accounts shall be deposited by any Person (including any Borrower) into any Lockbox or Lockbox Account, and that all proceeds of each such Non-Dynacq DPM Physician Account shall be deposited into a Non-Dynacq DPM Physician Specific Deposit Account maintained by Doctors Practice Management for the respective physician(s) or third party to whom such Non-Dynacq DPM Physician Account belongs. If at any time, notwithstanding Borrowers’ compliance with the foregoing requirement, any of the proceeds of any such Non-Dynacq DPM Physician Accounts are deposited into any Lockbox or Lockbox Account, Administrative Agent shall, within one (1) Business Day of receipt by Administrative Agent of written notice from Borrowers that any such mistaken deposit shall have occurred (which notice shall be accompanied by documentation and evidence reasonably satisfactory to Administrative Agent showing that the Accounts in question were Non-Dynacq DPM Physician Accounts), then Administrative Agent shall return to Borrowers by deposit into the Borrower’s Account funds equal to the amount of any such mistakenly deposited proceeds of any Non-Dynacq DPM Physician Accounts (but provided that if any such funds representing such proceeds of any Non-Dynacq DPM Physician Accounts that have been mistakenly deposited into the Lockbox or Lockbox Account were applied by Administrative Agent to the repayment of any of the Obligations prior to the time Administrative Agent shall return funds equal to such mistakenly deposited proceeds to Borrowers in accordance with the foregoing provisions of this sentence, the Obligations to which such mistakenly deposited proceeds were previously applied shall be revived and be deemed to have been outstanding at all times since the application of such mistakenly deposited proceeds as though no such funds had ever been applied to the Obligations). Borrowers shall not deposit any proceeds of any Account of any Borrower into any Non-Dynacq DPM Physician Specific Deposit Account. In addition, neither (x) the payment of management fees nor any other intercompany payment from any Borrower or any Subsidiary of any Borrower to a Borrower nor (y) the proceeds of any income tax refund owing to Borrowers nor (z) the proceeds of any of Borrower’s insurance policies shall be subject to the provisions of this Section 2.12(a).

(b) If any of the Account Debtors are Governmental Account Debtors, Borrowers shall establish and maintain additional lockboxes (also herein referred to collectively in the singular as the “Lockbox”) and related Lockbox Accounts with the Lockbox Bank, subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Restriction Agreement and such other agreements related to such Lockbox as Administrative Agent may require. A separate Lockbox shall be established for each Borrower that is a licensed provider under the Medicaid or Medicare programs, if applicable. Borrowers shall ensure that all collections of Accounts due from Governmental Account Debtors are paid directly from such Account Debtors into the applicable Lockbox and/or Lockbox Account established pursuant to this subsection for deposit into the Lockbox Account established pursuant to this subsection.

(c) All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day; provided, however, that all funds deposited into a Lockbox Account that is subject (or required to be subject) to a Deposit Account Restriction Agreement shall be transferred into either (at Administrative Agent’s option) (i) the Payment Account by the close of each Business Day, or (ii) the Lockbox Account established pursuant to Section 2.12(a) which such transfer shall be made via an automatic immediate intrabank transfer, and then transferred to the Payment Account by the close of each Business Day.

(d) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement or Deposit Account Restriction Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox and the Lockbox Account, and that Administrative Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Administrative Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Administrative Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or Deposit Account Restriction Agreement.

(e) Administrative Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Revolving Loans in such order of application as Administrative Agent shall elect. If as the result of collections of Accounts pursuant to the terms and conditions of this Section a credit balance exists with respect to the Payment Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers upon request of Borrower Representative at any time or times, provided that, at any time during which both (x) a Default or Event of Default has occurred and is continuing and (y) any Letter of Credit is outstanding, Administrative Agent shall not be required to make available to Borrower, and shall retain as cash collateral, any funds representing any such credit balance in an amount up to one hundred five percent (105%) of the outstanding undrawn face amount of all such outstanding Letters of Credit. For the avoidance of doubt, the provisions of this Section 2.12(e) and Section 2.5(e) are not intended to be duplicative nor to require cash collateral for any Letter of Credit in an amount in excess of one hundred five percent (105%) of the outstanding undrawn face amount of such outstanding Letter of Credit under any circumstances.

(f) To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by any Borrower, such collections shall be held in trust for the benefit of Administrative Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox and Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers except in the Lockbox and Lockbox Accounts. Neither (x) the payment of management fees nor any other intercompany payment from any Borrower or any Subsidiary of any Borrower to a Borrower nor (y) the proceeds of any income tax refund owing to Borrowers nor (z) the proceeds of any of Borrower’s insurance policies shall be subject to the provisions of this Section 2.12(f).

(g) Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Administrative Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox, or if any Borrower fails to immediately deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Administrative Agent and Lenders hereunder, Administrative Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Administrative Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(h) Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Administrative Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than ten percent (10%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Administrative Agent within ten (10) Business Days of receipt, Administrative Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Administrative Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Administrative Agent, Administrative Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense, to make such examination and report as may be necessary to identify and reconcile such amount.

(i) For purposes of calculating interest, all funds transferred from the Payment Account for application to any Revolving Loans shall be subject to a two Business Day clearance period.

(j) If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Administrative Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Administrative Agent’s officers (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that:

Section 3.1 Existence and Power.

Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (i) has had, over the five (5) year period preceding the Closing Date, any name other than its current name or (ii) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Borrower and Guarantor (if any) of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (i) any applicable Law or any of the Organizational Documents of any Borrower and Guarantor (if any) or (ii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (ii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect.

Each of the Financing Documents to which any Borrower and Guarantor (if any) is a party constitutes a valid and binding agreement or instrument of such Borrower and Guarantor (if any), enforceable against such Borrower and Guarantor (if any) in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization.

The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (other than Liens in favor of Administrative Agent which may from time to time be granted to Administrative Agent by Borrowers, if any), and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4 (provided that such Schedule 3.4 may exclude any Person owning less than 5% of the equity securities of Dynacq). No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information.

(a) The consolidated and consolidating balance sheet of the Dynacq and its Consolidated Subsidiaries as of August 31, 2004 and the related consolidated and consolidating statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by Killman, Murrell & Company, P.C., copies of which have been delivered to Administrative Agent, fairly present, in conformity with GAAP, the consolidated and consolidating financial position of Dynacq and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b) The unaudited consolidated and consolidating balance sheet of the Dynacq and its Consolidated Subsidiaries as of February 28, 2005 and the related unaudited consolidated and consolidating statements of operations and cash flows for the six (6) months then ended, copies of which have been delivered to Administrative Agent, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of Dynacq and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations and cash flows for the six (6) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures). As of the date of such balance sheet and the date hereof, no Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long term leases or forward or long term commitments, which are not properly reflected on such balance sheet.

(c) [RESERVED]

(d) The information contained in the most recently delivered Borrowing Base Certificate is complete and correct.

(e) Since August 31, 2004 there has been no Material Adverse Change except as has been disclosed to Administrative Agent in writing prior to the Closing Date or as described in either the Form 10-Q-A filed by Dynacq with the federal Securities and Exchange Commission for the fiscal quarter ending November 30, 2004 or the Form 10-Q-A filed by Dynacq with the federal Securities and Exchange Commission for the fiscal quarter ending February 28, 2005.

Section 3.6 Litigation.

Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Administrative Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened against or affecting, any Credit Party or, to such Borrower’s knowledge, any party to any Financing Document other than a Credit Party. There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property.

Each Borrower and each of its Subsidiaries (other than the China Joint Venture Entity) is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other material assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8 No Default.

No Default or Event of Default has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters.

As of the Closing Date, there are no strikes or other labor disputes pending or, to such Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters except to the extent any such violation will not cause a Material Adverse Effect. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940. No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

Section 3.11 Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Dynacq is in material compliance with all Laws (if any) of the People’s Republic of China applicable to it as a result of its ownership of the equity interests and investment in the China Joint Venture Entity. Dynacq has not received any notice from any Governmental Authority of the People’s Republic of China alleging that Dynacq has violated in any material respects any Law of the People’s Republic of China alleged by such Governmental Authority to be applicable to Dynacq. To the best of Dynacq’s knowledge, Dynacq will not be subject to any Law of the People’s Republic of China as a result of its ownership of the equity interests and investment in the China Joint Venture Entity, the violation of which such Law and/or potential consequences of any violation of which such Law could reasonably be expected to have a Material Adverse Effect (provided that, for the purposes of this sentence only, no event that results in an adverse effect on Dynacq that is limited solely to the loss by Dynacq of the value of its investments in and/or rights of ownership in the China Joint Venture Entity shall be deemed to have resulted in a Material Adverse Effect).

(b) None of the Credit Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes.

All Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Except as disclosed to Administrative Agent and set forth in Schedule 3.14, each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. Except as disclosed to Administrative Agent and set forth in Schedule 3.14, no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Brokers.

Except for fees payable to Administrative Agent and/or Lenders, and except as set forth in Schedule 3.15, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fee in connection herewith or therewith.

Section 3.16 [RESERVED]

Section 3.17 Material Contracts.

Except for the Financing Documents and the other agreements set forth on Schedule 3.17 (collectively with the Financing Documents, the “Material Contracts”), and excluding any contracts existing between or among any Borrowers or any Subsidiaries of any Borrower(s) and also any leases with Vista Holdings, LLC or Vista Land and Equipment, as of the Closing Date there are no (i) employment agreements covering the management of any Credit Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (iii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee, or (vi) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (i), (iii), (iv), (v) and (vi) requiring payment of more than $100,000.00 in any year, (vii) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (viii) third party billing arrangements to which any Credit Party is a party, or (ix) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party (as a lessee) as of the Closing Date (except for, in the case of Vista Land and Equipment or Vista Holdings, LLC, any such real estate lease with respect to real property that is not occupied and/or used by a Borrower), the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on Schedule 3.18:

(a) to Borrowers’ knowledge, no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law and/or violate such

Environmental Laws and have given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Credit Parties in excess of $100,000.00. No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination;

(b) no written notice, written notification, written demand, written request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (iv) release of Hazardous Materials;

(c) to the knowledge of such Borrower, all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Credit Party under any applicable Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Credit Party;

(d) to the knowledge of Borrowers, no property now owned or leased by any Credit Party or previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is, to such Borrower’s knowledge, listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA;

(e) to Borrowers’ knowledge there are no underground storage tanks located on any property owned or leased by any Credit Party that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials in violation of any Environmental Law.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 [RESERVED]

Section 3.20 Real Property Interests.

Except for leasehold interests disclosed on Schedule 3.17, and except for the ownership or other interests set forth on Schedule 3.20, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property (except for, in the case of Vista Land and Equipment or Vista Holdings, LLC, any real property that is not occupied and/or used by a Borrower). Schedule 3.20 sets forth, with respect to each such parcel of real estate owned by any Credit Party as of the Closing Date, the address and legal description of such parcel.

Section 3.21 Solvency.

Each Borrower and each additional Credit Party is Solvent.

Section 3.22 Inactive and Terminated Subsidiaries.

As of the Closing Date, none of the Inactive Subsidiaries (each of which is a direct wholly-owned Subsidiary of Dynacq) owns or holds any significant assets (except for Accounts created or arising prior to the Closing Date in an amount that is not material considered as a portion of the total Accounts owned and held by Dynacq and its Subsidiaries) or conducts any business (other than owning or holding and enforcing its rights with respect to any such Accounts). As of the Closing Date, each of SURGI+Group, Inc. and Vista Redstone, Inc. (each formerly a direct wholly-owned Subsidiary of Dynacq) has been legally dissolved or has otherwise had its corporate existence legally terminated.

Section 3.23 Bankruptcy of Vista Hospital of Baton Rouge, LLC.

On April 17, 2005, the order (the “VHBR Confirmation Order”) entered on April 7, 2005 by the United States Bankruptcy Court for the Southern District of Texas, Houston in the Chapter 11 Bankruptcy Code proceedings concerning VHBR confirming a Plan of Reorganization for VHBR (the “VHBR Plan of Reorganization”) became final and nonappealable. On April 19, 2005, VHBR filed with such Bankruptcy Court a notice of the satisfaction of all conditions for and the occurrence of the “Effective Date” under the VHBR Plan of Reorganization and the VHBR Confirmation Order, and upon such filing, under the terms and conditions of the VHBR Plan of Reorganization and the VHBR Confirmation Order, such Effective Date immediately occurred. Under the terms and conditions of the VHBR Plan of Reorganization and the VHBR Confirmation Order, the VHBR Plan of Reorganization was substantially consummated on such Effective Date. On the Effective Date, VHBR made all payments required to be made as of such date under the VHBR Plan of Reorganization. Subsequent to the Effective Date, VHBR has not failed to make any payment required to be made under the VHBR Plan of Reorganization but not required to be made on the Effective Date as and when required to be paid under the VHBR Plan of Reorganization. From and since the Effective Date, VHBR has complied in all material respects with the terms and conditions of the VHBR Plan of Reorganization and no default by VHBR exists under the VHBR Plan of Reorganization. Pursuant to an agreement between VHBR and Vista Holdings, LLC and as permitted under the VHBR Plan of Reorganization, the unsecured indebtedness owing from VHBR to Vista Holdings, LLC pursuant to a proof of claim filed and allowed in the VHBR Bankruptcy in the allowed amount of $1,200,000 was not paid as of the Effective Date but shall be paid at some time in the future in accordance with the agreement of VHBR and Vista Holdings, LLC (such unsecured indebtedness owing from VHBR to Vista Holdings, LLC, the “Intercompany Proof of Claim Debt”).

Section 3.24 Full Disclosure.

None of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made except where such omission could not reasonably be expected to have a Material Adverse Effect. All financial projections delivered to Administrative Agent and the Lenders have been prepared on the basis of the assumptions stated therein. Such projections represent each Borrower’s best estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions; provided that Borrowers can give no assurance that such projections will be attained.

Section 3.25 Management Agreements.

No Borrower is party to any management agreement whereby such Borrower is liable to pay any management fees to any Person except for management agreements between one Borrower and another Borrower (each a “Management Agreement”). Each Borrower that provides management services to another Borrwower under such a Management Agreement is referred to herein as a “Manager”.

ARTICLE 4

AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists (provided that, for the purposes of this Article 4, references to the Subsidiaries of any Borrower shall be deemed not to include any Inactive Subsidiary or the China Joint Venture Entity unless specifically provided otherwise):

Section 4.1 Financial Statements and Other Reports.

(a) Dynacq and its Consolidated Subsidiaries will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Administrative Agent and the Lenders hereunder.

(b) Each Borrower will furnish to Administrative Agent (or cause to be furnished to Administrative Agent) the following financial information and reports with respect to the Borrowers in each case in form and format and providing information satisfactory to Administrative Agent in its discretion:

(i) for the Borrowers that are Licensed Operators only, a sales and collections report and accounts receivable and payable aging schedule on a form reasonably acceptable to Lender within twenty-five (25) days after the end of each calendar month, which shall include, but not be limited to, a report of sales, credits issued, and collections received;

(ii) within thirty (30) days of the end of each fiscal month that is not the last month in a fiscal quarter, internally prepared monthly financial statements prepared for the Borrowers that are Licensed Operators in accordance with GAAP (including income statements and balance sheets for each Licensed Location and an operating cash flow statement), accompanied by management analysis and actual vs. budget variance reports for each Licensed Location;

(iii) within forty-five (45) days of the end of each fiscal quarter of Borrowers, each of the statements and information described in the preceding section (except that such quarterly statements shall be prepared on a consolidated and consolidating basis);

(iv) [RESERVED];

(v) within thirty (30) or forty-five (45) days (as applicable) after the end of each measurement period applicable to any financial covenant hereunder, such financial reports and information as Administrative Agent shall require evidencing compliance with the applicable financial covenants, which reports and information shall include, at a minimum, delivery to Administrative Agent of a Compliance Certificate, and, if requested by Administrative Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Administrative Agent shall reasonably require) evidencing the propriety of the deductions from revenues in determining such compliance;

(vi) annual projected profit and loss statements (prepared on a monthly basis) for the succeeding fiscal year no earlier than forty-five (45) days before and no later than the last day of each fiscal year;

(vii) internally prepared annual financial statements prepared for Dynacq and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP within ninety (90) days after the end of each fiscal year;

(viii) annual consolidated audited financial statements prepared for Dynacq and its Consolidated Subsidiaries in accordance with GAAP and prepared by a firm of independent public accountants satisfactory to Administrative Agent (provided that Dynacq’s current accountants, Killman, Murrell & Company, P.C., are acceptable to Administrative Agent) within ninety (90) days after the end of each fiscal year;

(ix) promptly upon receipt thereof, copies of any reports by the independent accountants in connection with any interim audit and copies of each management control letter provided by independent accountants;

(x) for Borrowers that are Licensed Operators only, as requested by Administrative Agent, evidence satisfactory to Administrative Agent that all federal and state taxes, including, without limitation payroll taxes, that are due have been paid in full;

(xi) for Borrowers that are Licensed Operators only, as requested, copies of all cost reports filed with Medicare or Medicaid or any other Third Party Payor;

(xii) [RESERVED];

(xiii) [RESERVED];

(xiv) such additional information, reports or statements regarding the Borrowers or the Licensed Locations as Administrative Agent may from time to time reasonably request.

All financial statements shall include a balance sheet and statement of earnings and shall be prepared as provided in Section 1.2 above.

(c) As soon as available and in any event within eleven (11) Business Days after the end of each month, and from time to time upon the request of Administrative Agent, Borrowers shall deliver to Administrative Agent a Borrowing Base Certificate as of the last day of the month most recently ended, together with such reconciliation reports as may be reasonably requested by Administrative Agent with respect to the components of such Borrowing Base Certificate. Within two (2) Business Days after any request therefor, each Borrower shall deliver to Administrative Agent such information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as Administrative Agent may reasonably request.

(d) Upon the request of Administrative Agent, which may be made only if an Event of Default exists (but not more often than quarterly while and so long as any Event of Default is continuing), a report of an independent collateral auditor satisfactory to Administrative Agent with respect to the components of the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts of each Borrower (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of each Borrower) and Inventory of each Borrower (including verification as to the value, location and respective types) provided that, for the avoidance of doubt the provisions of this paragraph shall not limit or otherwise affect any rights Administrative Agent and Lenders may have to conduct their own audits of Borrowers, their Accounts and the Collateral and any obligations of Borrowers to pay for such audits as and to the extent such rights and obligations are otherwise provided for herein and in the Financing Documents).

(e) Within five (5) Business Days of the filing thereof, any reports or filings filed by Dynacq with the federal Securities and Exchange Commission.

(f) Promptly upon receipt or filing thereof, Borrowers shall deliver to Administrative Agent copies of any federal income tax returns filed by any Credit Party with the federal Internal Revenue Service and any notices or written communications received by any Credit Party from the federal Internal Revenue Service.

Section 4.2 Payment and Performance of Obligations.

Each Borrower (i) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (x) that may be the subject of a Permitted Contest and (y) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence.

Each Borrower will preserve, renew and keep in full force and effect, and will cause each Credit Party to preserve, renew and keep in full force and effect, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 4.4 Maintenance of Property; Payment of Taxes; Insurance.

(a) Each Borrower will keep, and will cause each Credit Party to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral becomes damaged or destroyed, each Borrower will promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Administrative Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction. Borrowers will not commit or allow waste or permit impairment or deterioration of the Collateral or abandon all or any part of the Collateral. Borrowers will perform such acts to preserve the value of Collateral. Each Borrower will (i) preserve its or their interest in and title to the Collateral and will forever warrant and defend the same to Administrative Agent and Lenders against any and all claims made by, through or under Borrowers, and (ii) forever warrant and defend the validity and priority of the lien and security interest created in the Security Documents against the claims of all Persons whomsoever claiming by, through or under Borrowers. The foregoing warranty of title shall survive the foreclosure of the Security Documents and shall inure to the benefit of and be enforceable by Administrative Agent in the event Administrative Agent acquires title to any Collateral pursuant to any foreclosure.

(b) Borrowers will, and will cause each Subsidiary to, pay or cause to be paid all Taxes prior to the date upon which any fine, penalty, interest or cost for nonpayment is imposed, and furnish to Administrative Agent, upon request, receipted bills of the appropriate taxing authority or other documentation reasonably satisfactory to Administrative Agent evidencing the payment thereof. If Borrowers shall fail to pay any Taxes in accordance with this Section and is not contesting or causing a contesting of such Taxes pursuant to a Permitted Contest, or if there are insufficient funds in the applicable reserves or escrows under Article II to pay any such Taxes, Administrative Agent shall have the right, but shall not be obligated, to (for the account of all Lenders) pay such Taxes, and Borrower shall repay to Administrative Agent, on demand, any amount paid by Administrative Agent, with interest thereon from the date of the advance thereof to the date of repayment, at the rate applicable during periods of Events of Default hereunder, and such amount shall constitute a portion of the Obligations. Borrowers shall not pay any Taxes or other obligations in installments unless permitted by applicable Laws, and shall, upon the request of Administrative Agent, deliver copies of all notices and bills relating to any Taxes or other charge covered by this Section to Administrative Agent.

(c) Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, immediately pay the amount due, if any, and deliver to Administrative Agent proof of the completion of the contest and payment of the amount due, if any, following which Administrative Agent Lender shall return the security, if any, deposited with Lender pursuant to the definition of Permitted Contest.

(d) Each Borrower will maintain, and will cause each Domestic Subsidiary to maintain, such insurance policies with respect to such risks in such amounts (or greater) and with such insurers (or other comparable insurers reasonably acceptable to Administrative Agent) as are in effect on the Closing Date and described on Schedule 4.4(d). Dynacq shall cause each Foreign Subsidiary, specifically including the China Joint Venture Entity, to maintain such policies of insurance with respect to such risks and in such amounts and with such insurers as are required by any applicable Law and are maintained by reasonably prudent companies incorporated and/or operating in the same jurisdictions and engaging in similar types of business as each such Foreign Subsidiary. Borrowers will not, and will not permit any Subsidiary to, bring or keep any article on any business location of any Credit Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.4(d), or would otherwise be prohibited by the terms thereof.

(e) On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Administrative Agent to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 with respect to Borrowers (but not any Subsidiary that is not a Borrower) and their assets pursuant to endorsements in form and content acceptable to Administrative Agent. Borrowers will deliver to Administrative Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) upon the request of any Lender through Administrative Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower.

(f) In the event any Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense to protect Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect any Borrower’s interests. The coverage purchased by Administrative Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Collateral. The applicable Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance each Borrower is able to obtain on its own.

(g) If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower and Administrative Agent jointly, such Borrower authorizes Administrative Agent to endorse such Borrower’s name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash. Borrowers shall not carry, nor shall Borrowers permit any Subsidiary to carry, separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section. Borrowers shall promptly notify Administrative Agent of any loss, damage, or destruction to any Collateral, whether or not covered by insurance. Administrative Agent is hereby authorized to collect all insurance proceeds in respect of Collateral directly and to apply the same to the Obligations whether or not then due and payable provided that, if the proceeds of any casualty event involving loss, damage or destruction of the Collateral shall be less than $100,000.00, Administrative Agent shall distribute such insurance proceeds to Borrowers and Borrowers shall and hereby covenant to use such proceeds to repair or replace such Collateral. Administrative Agent is authorized and empowered, and each Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact (such appointment is coupled with an interest), at Administrative Agent’s option, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrowers, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss.

Section 4.5 Compliance with Laws.

Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to (1) have a Material Adverse Effect or (2) result in any Lien upon any Collateral. Without limiting the generality of the foregoing, Dynacq shall comply in all material respects with all Laws (if any) of the People’s Republic of China applicable to it as a result of its ownership of the equity interests and investment in the China Joint Venture Entity.

Section 4.6 Inspection of Property, Books and Records.

Each Borrower will keep, and will cause each Credit Party (and Vista Healthcare, Inc.) to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, at the sole cost of the Borrowers, representatives of Administrative Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Administrative Agent) to visit and inspect any of the respective properties of Borrowers, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of the respective operations of Borrowers and the Collateral and to discuss the respective affairs, finances and accounts of Borrowers with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, Administrative Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7 Use of Proceeds.

The proceeds of Revolving Loans shall be used by Borrowers solely to refinance existing Debt and for working capital needs (including cash reserves) of Borrowers. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8 [RESERVED]

Section 4.9 [RESERVED]

Section 4.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party in violation of any Environmental Law, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

Section 4.11 [RESERVED]

Section 4.12 Further Assurances.

(a) Each Borrower will at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be reasonably necessary or as Administrative Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), whether now owned or hereafter acquired, and (ii) cause all new Domestic Subsidiaries of Borrowers created under Section 5.8 to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.

(b) Upon receipt of an affidavit of an officer of Administrative Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) [RESERVED]

(d) Upon the request of Administrative Agent, Borrowers shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Administrative Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

Section 4.13 Litigation.

Borrowers will give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or any Subsidiary or other Credit Party which might have a Material Adverse Effect.

Section 4.14 Updates of Representations.

Borrowers shall deliver to Administrative Agent within ten (10) days of the request of Administrative Agent an Officer’s Certificate updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such Officer’s Certificate, are true, accurate and complete as of the date of such Officer’s Certificate.

Section 4.15 Power of Attorney.

Each of the officers of Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) execute in the name of Borrowers any financing statements (if any signature of Borrowers is required thereon under any applicable Law), schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Administrative Agent under this Agreement; (c) after the occurrence of a Default, take any action Borrowers are required to take under this Agreement; and (d) do such other and further acts and deeds in the name of Borrowers that Administrative Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Administrative Agent’s security interest or Lien in any Collateral. If any of the Borrowers’ Accounts are payable by Medicare or Medicaid, then the foregoing power of attorney shall be subject to such limitations as may exist under applicable Laws with respect to actions in respect of Medicare or Medicaid Accounts.

Section 4.16 Estoppel Certificates.

After request by Administrative Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (ii) the rate of interest of the Notes, (iii) the date payments of interest and/or principal were last paid and (iv) that, to Borrowers’ knowledge, there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.

Section 4.17 Borrowing Base Collateral Administration.

(a) All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers at their respective principal offices and shall not be moved from such locations without (i) providing prior written notice to Administrative Agent, and (ii) obtaining the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld.

(b) Whether or not an Event of Default has occurred, any of Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Administrative Agent or any designee of Administrative Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, but not limited to, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude such verification process.

(c) To expedite collection, Borrowers shall endeavor in the first instance to make collection of Accounts for Administrative Agent. Administrative Agent shall have the right at any time to notify Account Debtors that Administrative Agent has been granted a Lien upon all Accounts, that Accounts have been assigned to Administrative Agent and, following the occurrence and during the continuance of a Default or Event of Default, that payment of such Accounts shall be made directly by such Account Debtors to Administrative Agent (and once such notice has been given to an Account Debtor, Borrowers shall not give any contrary instructions to such Account Debtor without Administrative Agent’s prior written consent).

(d) Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Administrative Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person.

(e) Borrowers will, on demand of Administrative Agent, make available to Administrative Agent copies of medical records, insurance verification forms, assignment of benefits, in-take forms or other proof of the satisfactory performance of services that gave rise to an Account, a copy of the claim or invoice for each Account and copies of any written contract or order from which the Account arose.

Section 4.18 Covenants Regarding the China Joint Venture Entity.

(a) Without limiting any of the other covenants provided for in this Agreement, Dynacq shall cause all corporate formalities to be strictly observed in the formation, operation and continued existence of the China Joint Venture Entity. Without limiting the generality of the foregoing, Dynacq shall cause completely separate corporate and financial books and records for the China Joint Venture Entity to be maintained, and the China Joint Venture Entity shall maintain its own bank deposit accounts, separate from the deposit accounts of Dynacq or any of Dynacq’s other subsidiaries, and none of the funds of the China Joint Venture Entity shall be commingled with any of the funds or assets of Dynacq or any of Dynacq’s other subsidiaries unless such funds are formally distributed to Dynacq as a dividend or distribution on the equity interests of the China Joint Venture Entity held by Dynacq as permitted by and in accordance with all corporate formalities required by all applicable Laws (including the applicable Laws of the People’s Republic of China) and the entity governance documents of the China Joint Venture Entity. Dynacq shall not permit the China Joint Venture Entity to engage in any business other than the operation of one or more hospitals in the People’s Republic of China.

(b) Borrowers shall provide written notice to Administrative Agent promptly, and in any event within five (5) Business Days, of the occurrence of any of the following events: (i) Dynacq shall receive any notice from any Governmental Authority of the People’s Republic of China alleging that Dynacq has violated in any material respects any Law of the People’s Republic of China alleged by such Governmental Authority to be applicable to Dynacq or (ii) Dynacq shall become aware of any allegations by any Person, including but not limited to any Governmental Authority of the People’s Republic of China, alleging that Dynacq is subject to any Law of the People’s Republic of China as a result of its ownership of the equity interests and investment in the China Joint Venture Entity, the violation of which such Law and/or potential consequences of any violation of which such Law could reasonably be expected to have a Material Adverse Effect or that Dynacq has any liability of any kind with respect to the China Joint Venture Entity above and beyond the value of its equity interests and investments in the China Joint Venture Entity.

ARTICLE 5

NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists (provided that, for the purposes of this Article 5, references to the Subsidiaries of any Borrower shall be deemed not to include any Inactive Subsidiary or the China Joint Venture Entity):

Section 5.1 Debt.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a) Debt under the Financing Documents and Letter of Credit Liabilities;

(b) Debt outstanding on the date of this Agreement and set forth on Schedule 5.1;

(c) Subordinated Debt;

(d) Debt incurred or assumed by any Borrower for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $5,000,000.00 (and provided that, if Dynacq is not the Borrower that is acquiring such fixed asset and incurring or assuming such Debt, Dynacq may give an unsecured Guarantee with respect to any such Debt);

(e) [RESERVED];

(f) intercompany Debt arising from loans made by any Borrower to another Borrower; provided, however, that upon the request of Administrative Agent at any time, any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent, for the benefit of Administrative Agent and Lenders, as security for the Obligations;

(g) Debt incurred by Vista Land and Equipment and/or Vista Holdings, LLC provided that (i) any such Debt is either unsecured or secured only by the assets (including real property) of Vista Land and Equipment and/or Vista Holdings, LLC and (ii) no Borrower or Subsidiary of any Borrower (other than Vista Land and Equipment and/or Vista Holdings, LLC), nor any of their assets, may be liable in any way, whether as a primary obligor or pursuant to any Contingent Obligation, with respect to any such Debt, except that Dynacq may give an unsecured Guarantee with respect to any such Debt;

(h) Debt incurred in connection with any Permitted Sale Accounts Disposition by any Borrower that is party to such Permitted Sale Accounts Disposition as and to the extent permitted by Section 5.7(c) below;

(i) The unsecured Intercompany Proof of Claim Debt owing from VHBR to Vista Holdings, LLC; and

(j) the capital contributions in the amounts of $2,110,000 which Dynacq is obligated to make on each of March 31, 2006 and March 31, 2007 under the terms of its ownership of its majority equity interest in the China Joint Venture Entity.

Notwithstanding anything to the contrary set forth above, no Debt may be incurred pursuant to clause (c), (d), (g) or (h) above unless, at the time such Debt is proposed to be incurred:

(I) no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the incurrence of such Debt under any other section of this Agreement or any other Financing Document, and

(II) if (and only if) the FCCR Trigger Option has been exercised prior to the time such Debt is proposed to be incurred, then, after giving effect to the incurrence of any such Debt (and any other Debt incurred under any such clause (c), (d), (g) or (h) in the twelve months prior to the proposed incurrence of such Debt), Borrowers are:

(x) in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month or quarter (as applicable) for which information is available as though such Debt had been incurred on the first day of the twelve month fiscal period ending with such month or quarter (as applicable) and as though all regularly scheduled payments of interest and principal required to be paid during the first twelve months after the incurrence of such proposed Debt in accordance with the agreements, instruments and documents governing such proposed Debt (and all regularly scheduled payments of interest and principal required to be paid during the first twelve months after the incurrence of any other Debt incurred under any such clause (c), (d), (g) or (h) in the twelve months prior to the proposed incurrence of such Debt in accordance with the agreements, instruments and documents governing any such other Debt (exclusive and without duplication of any such payments on any such other Debt actually paid during such twelve months)) had been paid during the twelve month fiscal period ending with such most recently ended month or quarter (as applicable) and

(y) in compliance with all other terms and conditions of this Agreement, and

(z) Borrowers shall have provided to Administrative Agent written evidence of such pro forma compliance as required under this clause (II) at least five (5) Business Days prior to the making of any such proposed payment

Section 5.2 Liens.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it (specifically including without limitation any capital stock or other equity interest issued by any direct or indirect Subsidiary of Dynacq), except for Permitted Liens.

Section 5.3 Contingent Obligations.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a) Contingent Obligations arising in respect of the Debt under the Financing Documents and Letter of Credit Liabilities;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations of Dynacq permitted under Sections 5.1(d) and (g) above;

(d) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.3;

(e) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $100,000.00 in the aggregate at any time outstanding;

(f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Administrative Agent mortgagee title insurance policies;

(g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.7; and

(h) Contingent Obligations incurred in connection with any Permitted Sale Accounts Disposition by any Borrower that is party to such Permitted Sale Accounts Disposition as and to the extent permitted by Section 5.7(c) below;

(i) Contingent Obligations of Dynacq with respect to any unsecured Subordinated Guarantee of Dynacq with respect to Debts incurred by Vista Land and Equipment and Vista Holdings, LLC to the extent any such Guarantee is permitted under Section 5.1(g) above; and

(j) Contingent Obligations of VHBR arising under that certain Letter of Credit No. 2854 in the face amount of $125,000.00 issued by Capital Bank for the benefit of the State of Louisiana – Patients Compensation Fund, and any extension of or renewal or replacement thereof (so long as any such extension, renewal or replacement shall not increase the outstanding face amount thereof to an amount in excess of $125,000.00.

Section 5.4 Restricted Distributions.

No Borrower will directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided, however, that the following Restricted Distributions may be paid (each, an “Allowed Distribution”):

(a) at any time, dividends or partnership distributions may be paid by any Subsidiary of any Borrower and/or by any Borrower that is a Subsidiary of another Borrower to such parent Borrower;

(b) at any time, reasonable salaries may be paid in the Ordinary Course of Business to individual persons who are also holders of the equity interests in the Borrowers;

(c) dividends or partnership distributions may be paid to a Person having an equity interest in a Borrowing Base Borrower if, and to the extent that such dividends are permitted to be paid to any such equityholder under the provisions of the operating or partnership agreement governing such Borrowing Base Borrower;

(d) notwithstanding anything to the contrary contained anywhere in this Agreement or any other Credit Document, Borrowers may enter into or continue leases of real and personal property with Vista Land and Equipment and Vista Holdings, LLC on the condition that any such lease shall be on terms and conditions that are commercially reasonable at market rates and are no less favorable to the applicable Borrower(s) than those which might be obtained from a third party not an Affiliate of any Credit Party and Borrowers may make all regularly scheduled payments to Vista Land and Equipment and Vista Holdings, LLC provided for under the terms of such leases; provided that, further notwithstanding anything to the contrary contained anywhere in this Agreement or any other Credit Documents, no Borrower (specifically including Dynacq) may make any capital contributions or loans or otherwise advance, provide or make funds or assets available or repay any inter-company indebtedness or loans owing from such Borrower to any Subsidiary that is not a Borrower under the Agreement other than pursuant to the leases permitted under this Section 5.4(d) under any circumstances, and without limiting the generality of the foregoing, no Borrower shall in any way or under any circumstances make available to any such Subsidiary that is not a Borrower hereunder (specifically including Vista Land and Equipment and Vista Holdings, LLC) any moneys or funds that are the proceeds of any Loan made under this Agreement except as (x) a payment under any lease permitted under this Section 5.4(d) or (y) any payment by VHBR to Vista Holdings, LLC in respect of the Intercompany Proof of Claim Debt;

(e) management fees may be paid by any Borrower to any respective Manager of such Borrower pursuant to any applicable Management Agreement and fees may be paid by any Borrower that is a partnership to its general partner, in each case as and to the extent permitted under the respective Management Agreement or partnership agreement;

(f) other bonuses or compensation (other than as described in clause (b) above) may be paid to individual persons who are also holders of the equity interests in the Borrowers if, and only to the extent that at the time of such proposed payment: (i) no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the making of such distribution, and (ii) if (and only if) the FCCR Trigger Option has been exercised prior to the time such payment is proposed to be made, then, after giving effect to any such proposed payment, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month or quarter (as applicable) for which information is available as though such payments had been paid during the twelve month fiscal period ending with such month or quarter (as applicable) and are in compliance with all other terms and conditions of this Agreement, and Borrowers shall have provided to Administrative Agent written evidence of such pro forma compliance as required under this clause (f) at least five (5) Business Days prior to the making of any such proposed payment.

Section 5.5 Restrictive Agreements.

No Borrower will, or will permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement (other than the Financing Documents and the Subordinated Debt Documents (if any) or, in the case of Vista Land and Equipment and Vista Holdings, LLC, pursuant to any agreement evidencing or governing any Debt of either such entity permitted pursuant to Section 5.1(g) above) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and Subordinated Debt Documents (if any) or, in the case of Vista Land and Equipment and Vista Holdings, LLC, pursuant to any agreement evidencing or governing any Debt of either such entity permitted pursuant to Section 5.1(g) above)on the ability of any Subsidiary to: (1) pay or make Restricted Distributions to any Borrower or any Subsidiary; (2) pay any Debt owed to any Borrower or any Subsidiary; or (3) make loans or advances to any Borrower or any Subsidiary.

Section 5.6 Payments and Modifications of Subordinated Secured Debt.

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Secured Debt that may exist from time to time (if any) except for regularly scheduled payments of principal and interest (but no voluntary prepayments) in respect of such Subordinated Secured Debt made in full compliance with any and all subordination provisions applicable to such Subordinated Secured Debt, including the Subordination Agreement applicable to such Subordinated Secured Debt; or (b) amend or otherwise modify the terms of any Subordinated Secured Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Subordinated Secured Debt; (ii) change the dates upon which payments of principal or interest are due on, or the principal amount of, such Subordinated Secured Debt; (iii) change any event of default or add or make more restrictive any covenant with respect to such Subordinated Secured Debt; (iv) change the prepayment provisions of such Subordinated Secured Debt or any of the defined terms related thereto; (v) change the subordination provisions thereof (or the subordination terms of any Guaranty thereof); or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Secured Debt in a manner adverse to any Borrower, any Subsidiaries, Administrative Agent or Lenders. Each Borrower shall, prior to entering into any such amendment or modification, deliver to Administrative Agent reasonably in advance of the execution thereof, any final or execution form copy thereof and, if approval of Required Lenders is required by the terms of this Agreement prior to the taking of any such action, such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such items without obtaining such approval from Required Lenders.

Section 5.7 Consolidations, Mergers and Sales of Assets.

(a) No Borrower will, or will permit any Subsidiary to, directly or indirectly consolidate or merge with or into any Person other than a Borrower. No Borrower will consummate any Asset Dispositions other than dispositions of personal property assets (other than Accounts) for cash and fair value that the applicable Borrower determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries if all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $100,000.00 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year of the applicable Borrower does not exceed $250,000.00; (ii) after giving effect to any such disposition and the repayment of Debt in connection with any such assets with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month or quarter (as applicable)for which information is available as though such disposition and repayment had occurred during the twelve month fiscal period ending with such month or quarter (as applicable) and is in compliance with all other terms and conditions of this Agreement; and (iii) no Default or Event of Default then exists or would result from any such disposition.

(b) Notwithstanding anything to the contrary set forth in Section 5.7(a) above or anywhere else in this Agreement or any other Financing Document, Borrowing Base Borrowers may transfer Accounts generated by Borrowing Base Borrowers to Doctors Practice Management in the Ordinary Course of Business for the purposes of facilitating the collection of such Accounts provided that

(i) no Account of any Borrowing Base Borrower owing from Medicare or Medicaid may be assigned or otherwise transferred by any Borrowing Base Borrower to any other Person including Doctors Practice Management for any reason, and (ii) no Account of any Borrowing Base Borrower owing a non-Governmental Account Debtor may be assigned or otherwise transferred by any Borrowing Base Borrower to any other Person including Doctors Practice Management if such assignment or transfer is prohibited by or would otherwise breach any contract between such non-Governmental Account Debtor and any applicable Borrower(s) and (iii) no Account that is transferred in violation of the restrictions set forth in the foregoing clause (i) or (ii) shall be an Eligible Account hereunder for any purpose or under any circumstances).

(c) Notwithstanding anything to the contrary set forth in Section 5.7(a) above or anywhere else in this Agreement or any other Financing Document, Borrowers may at any time after the Closing Date make a one-time designation of any of their Accounts that had been outstanding more than 180 days past the applicable date of service (as defined in clause (b) of the definition of “Eligible Accounts”) thereof as of the Closing Date, which designation shall be made by providing a written notice of such designation including a schedule of the designated Accounts to Administrative Agent (any such Accounts subject to such a designation, the “Permitted Sale Accounts”), and after making such designation, Borrowers may enter into a one-time transaction with any third-party who is not a Subsidiary or Affiliate of any Borrower (“Permitted Sale Accounts Purchaser”) pursuant to which the Permitted Sale Assets Purchaser shall purchase or agree to “factor” the Permitted Sale Accounts but only if and provided that: (i) Borrowers shall have delivered the written notice designating the Permitted Sale Accounts to Administrative Agent at least five (5) Business Days prior to the closing on any such proposed sale or factoring transaction, (ii) any Debt or Contingent Obligations incurred by any applicable Borrower in connection with any such proposed sale or factoring transaction involving any of the Permitted Sale Accounts held by such Borrower shall be secured only by such Permitted Sale Accounts and such proposed sale or factoring transaction shall otherwise be non-recourse as to such Borrower and/or any of its other assets and (iii) no Debt or Contingent Obligations may be incurred by any Borrower that is not a holder of any such Permitted Sale Accounts in connection with any such proposed sale or factoring transaction and no Liens may be granted on any assets of any such other Borrower in connection with or to secure any obligations arising under any such proposed sale or factoring transaction (any sale or factoring transaction permitted pursuant to the provisions of this paragraph (c), a “Permitted Sale Accounts Disposition”). Any sale or transfer of the Permitted Sale Accounts pursuant to a Permitted Sale Accounts Disposition shall be made free and clear of any and all Liens of Administrative Agent in and to such Permitted Sale Accounts, provided that, any proceeds of or consideration received by Borrowers in connection with any such Permitted Sale Accounts Disposition shall be considered to be part of the Collateral and Personal Property hereunder and to be proceeds of such Permitted Sale Accounts, and Administrative Agent shall have (and Borrowers hereby grant to Administrative Agent) a security interests in and Lien on any such proceeds or consideration and all such proceeds and consideration shall be subject to the provisions of Section 2.12 above (including without limitation the requirement that Borrowers direct any Permitted Sale Accounts Purchaser to remit any such proceeds or consideration to the Lockbox Account). Notwithstanding anything to the contrary contained in the foregoing, no Account may be designated as a Permitted Sale Accounts or be transferred as part of a Permitted Sale Accounts Disposition if the transfer of such Account is prohibited under the provisions of Section 5.7(b) above.

(d) Notwithstanding anything to the contrary set forth in Section 5.7(a) above or anywhere else in this Agreement or any other Financing Document, the Borrowing Base Borrowers may continue to sell their equity interests to minority investors in accordance with the terms and conditions of their respective operating agreements and limited liability partnership agreements so long as (i) no Default or Event of Default shall have occurred and remain outstanding at the time of any such proposed sale, (ii) the consummation of any such proposed sale would not result in the occurrence of an Event of Default under Section 11.1(j) below and (iii) such sale shall be made in compliance with and shall not result in any violation of any applicable Healthcare Law.

(e) Notwithstanding anything to the contrary set forth in Section 5.7(a) above or anywhere else in this Agreement or any other Financing Document, Dynacq may sell, convey, transfer or assign any part or all of its interests or grant, transfer or convey a participation in the China Joint Venture Entity so long as Dynacq retains a majority of or controlling interest in the equity interest in such China Joint Venture Entity.

Section 5.8 Purchase of Assets, Investments.

(a) No Borrower will, or will permit any Subsidiary to, directly or indirectly (w) create, acquire or enter into any agreement to create or acquire any Subsidiary or acquire or enter into any agreement to acquire all or substantially all of the assets of another Person or of any particular division or business of another Person; (x) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; (y) acquire or own or enter into any agreement to acquire or own any Investment in any Person; or (z) otherwise acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business other than:

(i) Investments existing on the date of this Agreement and set forth on Schedule 5.8;

(ii) Cash Equivalents;

(iii) Investments in the capital stock or other equity interests of any Wholly-Owned Subsidiaries existing as of the Closing Date so long as such Wholly-Owned Subsidiaries are Borrowers hereunder;

(iv) bank deposits established in accordance with Section 5.17;

(v) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(vi) Investments in the form of Swap Contracts permitted under Section 5.3 (if any);

(vii) loans to officers and employees in an aggregate principal amount not to exceed $50,000.00 at any time outstanding;

(viii) Investments by Dynacq in the China Joint Venture Entity consisting of either the purchase by Dynacq of equity interests in and/or the making of capital contributions to the China Joint Venture Entity consisting of either (x) an initial Investment of $4,230,000 (including the deposit of $604,000 made with the government of the People’s Republic of China prior to the Closing Date) made within sixty (60) days of the Closing Date and (y) any additional capital contributions in any amount by Dynacq to the China Joint Venture Entity (including without limitation the capital contributions in the amounts of $2,110,000 which Dynacq is obligated to make on each of March 31, 2006 and March 31, 2007 under the terms of its ownership of its majority equity interest in the China Joint Venture Entity) provided that, (I) as a condition to the closing on this Agreement and the making of the initial Investment in the China Joint Venture Entity (other than the deposit of $604,000 made with the government of the People’s Republic of China prior to the Closing Date) as permitted in clause (x) above, Borrowers shall provide evidence to Administrative Agent that, prior to the Closing Date, Dynacq had unrestricted cash on hand equal to the amount of such initial Investment in a segregated bank deposit account and (II) notwithstanding anything to the contrary set forth above, Dynacq may only make additional capital contributions to the China Joint Venture Entity under clause (y) above if all of the following conditions are satisfied: (A) no Default or Event of Default shall have occurred and be continuing (both prior to and after giving effect to any such proposed investment) and (B) if (and only if) the FCCR Trigger Option has been exercised prior to the time such additional capital contribution is proposed to be made, then after giving effect to any such proposed investment, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month or quarter (as applicable) for which information is available as though such capital contribution (and all other Investments made pursuant to the terms of this clause (viii) and all acquisitions made pursuant to the following clause (ix) since the end of such month or quarter (as applicable)) had been made during the twelve month fiscal period ending with such month or quarter (as applicable) and are in compliance with all other terms and conditions of this Agreement, and Borrowers shall have provided to Administrative Agent written evidence of such pro forma compliance as required under this clause (viii) at least five (5) Business Days prior to the making of any such proposed additional capital contribution to the China Joint Venture Entity. For the avoidance of doubt, no Borrower shall make any investment in, provide funds or assets to fund or support the operations of or any losses by or otherwise send funds or assets to any Foreign Subsidiary other the capital contributions by Dynacq to the China Joint Venture Entity permitted by this clause (viii);

(ix) Investments consisting of the acquisition by Borrowers of all or substantially all of the outstanding equity interests issued by another Person (any such Person whose equity interests are proposed to be acquired pursuant to this clause (ix) shall be referred to below as a “Proposed Equity Target”) and/or the acquisition by Borrowers of all or substantially all of the assets of another Person or of any particular division or business of another Person (and also provided that, notwithstanding anything to the contrary contained in this Agreement or any other Financing Document, Borrowers may create one or more Domestic Subsidiaries in order to effectuate any such acquisition that will satisfy all of the conditions of this clause (ix) so long as the provisions of this clause (ix) regarding any such Proposed Acquisition Subsidiary are complied with (any such Domestic Subsidiary, “Proposed Acquisition Subsidiary”) but only if and to the extent that all of the following conditions are satisfied (any equity or asset acquisition permitted pursuant to the provisions of this clause (ix) is a “Permitted Domestic Acquisition”): (A) in the case of any such proposed acquisition that will consist of an equity acquisition, the Proposed Equity Target is an entity organized pursuant to the laws of a United States jurisdiction and all of the assets, businesses and operations of such Person are located in the United States, (B) in the case of any such proposed acquisition that will consist of an asset acquisition, all of the assets, businesses and operations being acquired are located in the United States, (C) any Proposed Equity Target being acquired and/or any Proposed Acquisition Subsidiary being created in connection with any such proposed acquisition (as and if applicable) shall become a party to this Agreement and the other Financing Documents as a Borrower and shall become jointly and severally liable for all Obligations hereunder and thereunder and shall grant Liens to Administrative Agent for the benefit of the Lenders in all of the non-real estate assets of each such entity, (D) the Proposed Equity Target and/or the operations and businesses proposed to be acquired (as applicable) shall not engage in any line of business other than those business in which the Borrowers may engage pursuant to and in accordance with the provisions of Section 5.13 below, (E) no Default or Event of Default shall have occurred and be continuing (both prior to and after giving effect to any such proposed acquisition), (F) the FCCR Trigger Option shall have been exercised and (G) after giving effect to any such proposed acquisition, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article 6 recomputed for the most recently ended month or quarter (as applicable) and quarter for which information is available as though such acquisition (and all other acquisitions made pursuant to the terms of this clause (ix) and all Investments made pursuant to the terms of the preceding clause (viii) since the end of such month or quarter (as applicable)) had been made during the twelve month fiscal period ending with such month or quarter (as applicable) and are in compliance with all other terms and conditions of this Agreement, and Borrowers shall have provided to Administrative Agent written evidence of such pro forma compliance as required under this clause (ix) at least five (5) Business Days prior to the making of any such proposed acquisition, and

(x) Each of Vista Land and Equipment and Vista Holdings, LLC may purchase or acquire and enter into agreements to purchase and acquire equipment and real estate so long as (i) any Debt incurred by Vista Land and Equipment or Vista Holdings, LLC to acquire any such equipment or real estate is permitted under Section 5.1 above and (ii) after the completion of such purchase or acquisition, such equipment or real estate shall be leased to a Borrower pursuant to a lease permitted under Section 5.4(d) above.

(b) notwithstanding anything to the contrary set forth in this Agreement, any Borrowing Base Borrower or any Borrower that is the parent entity of any Borrowing Base Borrower may repurchase any outstanding equity interests of such Borrowing Base Borrower from any minority equityholder in any such Borrowing Base Borrower at any time in accordance with the terms and conditions of the respective operating agreement or limited liability partnership agreement of such Borrowing Base Borrower.

Section 5.9 Transactions with Affiliates.

Except as otherwise disclosed on Schedule 5.9, and except for transactions that contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower. Notwithstanding anything to the contrary contained in the foregoing, except for the making of investments by Dynacq in the China Joint Venture Entity as expressly permitted under Section 5.8(a)(viii) above and the ownership by Dynacq of equity interests in the China Joint Venture Entity and any other Investment by Dynacq in the China Joint Venture Entity which the Administrative Agent and Lenders may permit in their sole discretion pursuant to a waiver, amendment or consent granted under this Agreement, no Borrower nor any Subsidiary of any Borrower (including any Inactive Subsidiary) shall enter into any transactions of any kind whatsoever with the China Joint Venture Entity, including without limitation the giving of any Guarantee to secure any obligations of the China Joint Venture Entity.

Section 5.10 Modification of Organizational Documents.

No Borrower will directly or indirectly, amend or otherwise modify any Organizational Documents or Management Agreement of such Person, except for such amendments or other modifications required by Law and fully disclosed to Administrative Agent.

Section 5.11 [RESERVED].

Section 5.12 Fiscal Year.

No Borrower will change its Fiscal Year.

Section 5.13 Conduct of Business.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.13 and businesses reasonably related thereto.

Section 5.14 Investor Fees.

No Borrower will directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts to or for the account of Investor or any Affiliate of Investor except to the extent permitted under Section 5.4 above.

Section 5.15 Rental Payments.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term of one year or more if, after giving effect thereto, the aggregate amount of minimum lease payments that Borrowers and their Consolidated Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $1,000,000.00 for any calendar year under all such leases (excluding Capital Leases); provided that, the provisions of this Section 5.15 shall not apply to any leases permitted under Section 5.4(d) above.

Section 5.16 Limitation on Sale and Leaseback Transactions.

No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset; provided that nothing contained in the foregoing shall prevent either Vista Land and Equipment or Vista Holdings, LLC from entering into any such transaction involving its assets if such transaction is otherwise permitted under Section 5.1(g).

Section 5.17 [RESERVED].

Section 5.18 Compliance with Anti-Terrorism Laws.

Administrative Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Administrative Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Person listed on the OFAC Lists. Each Borrower shall immediately notify Administrative Agent if such Borrower has knowledge that any Borrower or any additional Credit Party is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.19 Inactive Subsidiaries.

From and after the Closing Date, none of the Inactive Subsidiaries shall own or hold any significant assets (except for Accounts created or arising prior to the Closing Date in an amount that is not material considered as a portion of the total Accounts owned and held by Dynacq and its Subsidiaries) or shall conduct any business (other than owning or holding and enforcing its rights with respect to any such non-material Accounts). Within twelve (12) months following the Closing Date, Borrowers shall cause each of the Inactive Subsidiaries other than Vista Healthcare, Inc. to be either (x) legally dissolved or otherwise have their legal existence terminated (and in any such case, shall cause all of the assets of any such Inactive Subsidiary to be distributed to the applicable Borrower that is the parent of such Inactive Subsidiary) or (y) merged into a Borrower with the applicable Borrower to be the surviving entity in any such merger.

ARTICLE 6

FINANCIAL COVENANTS

Borrowers agree that, so long as any Credit Exposure exists:

Section 6.1 Fixed Charge Coverage Ratio.

(a) If as of the end of any fiscal month or fiscal quarter of Dynacq, Dynacq and its Consolidated Subsidiaries shall have achieved a Fixed Charge Coverage Ratio for the twelve month fiscal period then ending on the last day of such fiscal month or fiscal quarter of at least 1.15 to 1.0, then Borrowers may include with the financial statements and Compliance Certificate being delivered by Borrowers to Administrative Agent under Section 4.1 above a written notice stating that Borrowers have elected to exercise their rights under this Section 6.1(a). Upon receipt by Administrative Agent of such a notice of election of rights under this Section 6.1(a), (x) the special reserve of $2,000,000 against the Borrowing Base provided for in clause (b) of the definition of Borrowing Base shall terminate and no longer be applicable and (y) Borrowers shall at all times thereafter be required to comply with the provisions of Section 6(b) requiring the maintenance of a minimum Fixed Charge Coverage Ratio as set forth below. The right of Borrowers to exercise their rights under this Section 6.1(a) to terminate the $2,000,000 special reserve against the Borrowing Base and to activate the covenant requiring the maintenance of a minimum Fixed Charge Coverage Ratio is the “FCCR Trigger Option”). (For the avoidance of doubt, the termination of the $2,000,000 special reserve against the Borrowing Base upon the exercise of the FCCR Trigger Option shall not be interpreted or construed under any circumstances to limit or restrict the ability of Administrative Agent to implement or establish any reserves against the Borrowing Base as and to the extent provided for in this Agreement.)

(b) At all times from and after the exercise of the FCCR Trigger Option, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.15 to 1.00, measured as the last day of each fiscal quarter of Borrowers on a consolidated basis for Dynacq and its Consolidated Subsidiaries in accordance with GAAP for the twelve month fiscal period ending on such last day of each such fiscal quarter, provided that, if Borrowers shall elect to exercise the FCCR Trigger Option based on the fiscal results of Dynacq and its Consolidated Subsidiaries for any twelve month fiscal period ending on the last day of a fiscal month that is not also the last day of a fiscal quarter, then notwithstanding anything to the contrary set forth in this Agreement, Borrowers shall measure the Fixed Charge Coverage Ratio as of the last day of each fiscal month for the twelve month fiscal period ending on such last day of each such fiscal month and shall deliver to Administrative Agent within thirty (30) days after the end of each fiscal month the financial reports and information (including a Compliance Certificate) required pursuant to Section 4.1(v) above sufficient to demonstrate whether Borrowers are in compliance with such minimum Fixed Charge Coverage Ratio requirement as of the end of each such fiscal month.

(c) For the avoidance of doubt, Borrowers shall compute and report to Administrative Agent the actual Fixed Charge Coverage Ratio of Dynacq and its Consolidated Subsidiaries as of the last day of each fiscal quarter for the twelve month fiscal period ending on the last day of such fiscal quarter, and shall deliver to Administrative Agent the financial reports and information (including a Compliance Certificate) described in Section 4.1(b)(v) above necessary to demonstrate the actual trailing twelve month Fixed Charge Coverage Ratio of Dynacq and its Consolidated Subsidiaries as of the end of each such fiscal quarter, at all times following the Closing Date regardless of whether the FCCR Trigger Option shall have yet been exercised.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Closing.

The obligation of each Lender to make the initial Loans, of Administrative Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the receipt by Administrative Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Administrative Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Administrative Agent and Lenders in their sole discretion:

(a) [RESERVED]

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) the absence, since August 31, 2004 of any Material Adverse Change except as has been disclosed to Administrative Agent in writing prior to the Closing Date or as described in either the Form 10-Q-A filed by Dynacq with the federal Securities and Exchange Commission for the fiscal quarter ending November 30, 2004 or the Form 10-Q-A filed by Dynacq with the federal Securities and Exchange Commission for the fiscal quarter ending February 28, 2005.;

(d) the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date; and

(e) receipt by Administrative Agent of such other documents, instruments and/or agreements as Administrative Agent may reasonably request.

Section 7.2 Conditions to Each Loan, Support Agreement and Lender Letter of Credit.

The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.5(c)), of Administrative Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including, in each case, on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a) in the case of a Revolving Loan Borrowing, receipt by Administrative Agent of a Notice of Borrowing (or telephonic notice as permitted by Section 2.2(b)(ii)) and updated Borrowing Base Certificate in accordance with Section 2.2(b) and, in the case of any Support Agreement or Lender Letter of Credit, receipt by Administrative Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c) the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing;

(d) the fact that, immediately before and after such borrowing or issuance, there shall exist no fact, event or circumstance for which any Borrower has given, or is required to give, notice under Section 8.5; and

(e) the fact that the representations and warranties of each Borrower and Guarantor (if any) contained in the Financing Documents shall be true, correct and complete on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date.

Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (a) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in Section 7.2, and (b) a restatement by Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects (except to the extent that such representations and warranties expressly relate solely to an earlier date and except to the extent that any Schedule to this Agreement has been updated and such updated Schedule shall have been approved by Administrative Agent).

Section 7.3 Searches.

Before Closing, and thereafter (as and when determined by Administrative Agent in its discretion), Administrative Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b) and (c) below against Borrowers and any other Credit Party (provided that, absent the occurrence and continuance of an Event of Default, Borrowers shall not be obligated to pay the costs of such searches more than one(1) time in any twelve month period), the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds, all issuances of Lender Letters of Credit and all undertakings in respect of Support Agreements:

(a) UCC searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized;

(b) Judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above;

(c) [RESERVED]; and

(d) Searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

ARTICLE 8

REGULATORY MATTERS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 8.1 Representations and Warranties Pertaining to Licensed Locations

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Administrative Agent and each Lender that (for the avoidance of doubt, any provision below relating to any CON with respect to any Licensed Location shall be applicable only to the extent CON is required under applicable Law with respect to such Licensed Location):

(a) None of the Licensed Locations are in violation of any Health Care Laws, except where any such violation would not have a Material Adverse Effect.

(b) Each Borrower that is the owner of a Licensed Location has (i) each Healthcare Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the ownership (but not operation) of the Licensed Location, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and each Borrower who is the owner of a Licensed Location is in material compliance with the terms and conditions of all such Healthcare Permits except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

(c) Each Licensed Location has received and maintains accreditation in good standing and without impairment by all applicable accrediting organizations, to the extent required by any Law or the terms of any lease pertaining to the Licensed Location.

(d) No Borrower is a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). No Borrower has received notice, and no Borrower is aware of any violation of applicable anti-trust laws of any federal, state or local government or quasi-governmental body, agency, board or other authority pertaining to the Licensed Locations.

(e) Each Borrower that is the owner of a Licensed Location is the owner of record of any CON pertaining to such Licensed Location. If under applicable Healthcare Laws, the CON for a Licensed Location operated by a Borrower merges into a state-issued license to operate the Licensed Location, then Borrower is the owner of record of any CON pertaining to such Licensed Location.

(f) Each Licensed Location is duly licensed as a hospital or ambulatory surgical center under the applicable laws of the state where the Licensed Location is located. The licensed bed or unit capacity of the Licensed Locations is shown on Schedule 8.1f. Neither Borrowers nor any Licensed Operator of the Licensed Locations has granted to any third party the right to reduce the number of licensed beds or units in the Licensed Location or the right to apply for approval to move any and all of the licensed beds or units in the Licensed Location to any other location and there are no proceedings or contemplated to reduce the number of licensed beds in the Licensed Location.

(g) The Licensed Locations have not received notice of a “Level A” (or equivalent) violation.

(h) Each of the representations and warranties of the Licensed Operators set forth in Section 8.2 below are true, complete and correct.

(i) If (a) any Borrower or Subsidiary is or becomes a “covered entity” within the meaning of HIPAA, or (b) any Borrower or Subsidiary is or becomes subject to the “Administrative Simplification” provisions of HIPAA, each Borrower and each Subsidiary is HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that the applicable Person (y) is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

Section 8.2 Representations and Warranties Pertaining to Licensed Operators

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Licensed Operator hereby represents and warrants to Administrative Agent and each Lender that (for the avoidance of doubt, any provision below relating to any CON with respect to any Licensed Location shall be applicable only to the extent a CON is required under applicable Law with respect to such Licensed Location):

(a) Each of the representations and warranties of Borrowers set forth in Sections 8.1(a) through 8.1(f) above are true, complete and correct.

(b) No Licensed Operator is in violation of any of the Health Care Laws, except where any such violation would not have a Material Adverse Effect.

(c) Each Licensed Operator has (i) each Healthcare Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the business conducted by it except for such Healthcare Permits with respect to which the failure to obtain would not have a Material Adverse Effect and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and each Licensed Operator is in material compliance with the terms and conditions of all such Healthcare Permits except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.

(d) Each Licensed Operator has the requisite provider number or other Healthcare Permit to bill the Medicare program (to the extent such entity participates in the Medicare program), the respective Medicaid program in the state or states in which such entity operates (to the extent such entity participates in the Medicaid program in such state or states), and all other Third Party Payor Programs that such Licensed Operator currently bills except where the failure to have such Healthcare Permit would not have a Material Adverse Effect. There is no investigation, audit, claim review, or other action pending or, to the knowledge of any Licensed Operator, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor provider number or other Healthcare Permit or result in a Licensed Operator’s or Licensed Location’s exclusion from any Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any provider agreement related to the Licensed Locations, nor have the Licensed

Locations or Licensed Operators made any decision not to renew any provider agreement, nor is there any action pending or threatened to impose material intermediate or alternative sanctions with respect to the Licensed Locations.

(e) All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by the Licensed Operator are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for the Licensed Locations remain “open” or unsettled, except as otherwise disclosed to Administrative Agent.

(f) Each Licensed Operator has received and maintains accreditation in good standing and without impairment by all applicable accrediting organizations, to the extent required by any Law or the terms of any lease pertaining to a Licensed Location.

(g) No Licensed Operator has been, or to its knowledge has been threatened to be, (i) excluded from U.S. health care programs pursuant to 42 U.S.C. §1320a7 and related regulations, or (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations, or (iii) made a party to any other action by any governmental authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any Law.

(h) No statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Licensed Locations or any Licensed Operator (or any officer, director or stockholder of any of the foregoing) during the last three calendar years, and there have been no violations over the past three calendar years which have threatened any certification of the Licensed Locations or any Licensed Operator for participation in Medicare, Medicaid or other Third Party Payor Programs. There are no current, pending or outstanding Medicare, Medicaid or Third Party Payor Program reimbursement audits or appeals pending at the Licensed Locations.

(i) Neither Licensed Operators nor the Licensed Locations are subject to any proceeding, suit or investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which would have a material adverse effect on any Licensed Operator or the operation of the Licensed Locations, or which would result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate or provider agreement of the Licensed Locations, nor any Healthcare Permit.

(j) There are no Resident Agreements with patients or residents of the Licensed Locations or with any other persons or organizations which deviate in any material adverse respect from the standard form customarily used at a first-class nursing home, nursing facility or assisted-living facility or which conflict with any statutory or regulatory requirements. All patient or resident records at the Licensed Locations, including patient or resident trust fund accounts, are true and correct in all material respects.

(k) Neither the execution nor performance by Licensed Operator of any Financing Documents, nor the exercise of any remedies by any party thereunder, will adversely affect (i) Licensed Operator’s right to receive Medicaid and/or Medicaid payments and reimbursements with respect to the Licensed Locations, nor materially reduce the Medicare and/or Medicaid payments and reimbursements which Licensed Operator is receiving as of the date hereof, or (ii) any of the Healthcare Permits.

(l) Licensed Operator is not a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

(m) Licensed Operator has received no notice, and is not aware of any violation of applicable antitrust laws, employment or landlord-tenant Laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Licensed Locations or Licensed Operator.

(n) Neither Licensed Operator, the Licensed Locations, nor any of their respective officers, directors, shareholders or members has ever been charged with or investigated for committing any violation of any state or federal statute or regulation involving fraudulent and abusive practices relating to its or his participation in state or federally sponsored reimbursement programs, including but not limited to fraudulent billing practices. The Licensed Locations and, to the knowledge of the Licensed Operator, their contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered with respect to the Licensed Locations and have maintained their records to reflect such billing practices. No funds relating to the Licensed Operator are now, or, to the knowledge of the Licensed Operator will be, withheld by any Medicare intermediary or other Third Party Payor. Neither the Licensed Locations nor any other healthcare facilities managed by the Licensed Operator, nor any officer, director, shareholder or member of the Licensed Operator has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Healthcare Laws; (v) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (a) not provided as claimed, or (b) false or fraudulent; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (a) a facility in order that the facility may qualify for Governmental Authority certification or (b) information required to be provided under 42 U.S.C. § 1320a-3.

(o) Licensed Operator is HIPAA Compliant (as defined in Section 8.1(i) above).

Section 8.3 Covenants Pertaining to Licensed Locations.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby covenants and agrees with Administrative Agent and each Lender that (for the avoidance of doubt, any provision below relating to any CON with respect to any Licensed Location shall be applicable only to the extent a CON is required under applicable Law with respect to such Licensed Location):

(a) If required under applicable Healthcare Laws, each Borrower has and shall maintain in full force and effect a valid CON for no less than the number of beds and units in the Licensed Locations as of the date of this Agreement.

(b) Each Borrower shall maintain any applicable CON free from restrictions or known conflicts which would materially impair the use or operation of each Licensed Location for its current use, and shall not permit any CON to become provisional, probationary or restricted in any way.

(c) No Borrower shall do (or suffer to be done by a Borrower or any Affiliate of a Borrower) any of the following without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) Replace or transfer all or any part of any Licensed Location’s units or beds to another site or location;

(ii) Transfer or demise any CON or other Permit or rights thereunder to any Person (other than Administrative Agent) or to any location other than the Licensed Location to which such CON or Governmental Approval pertains; or

(iii) Pledge or hypothecate any CON or other Permit as collateral security for any indebtedness other than indebtedness to Lender.

(d) If any Licensed Location is currently accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”), Borrowers shall, and shall cause each Subsidiary to, do the following except to the extent that a Licensed Operator is otherwise obligated to do the following pursuant to any lease: (a) maintain such accreditation in good standing and without limitation or impairment, (b) promptly submit to JCAHO a plan of correction for any deficiencies listed on any JCAHO accreditation survey report, and (c) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such JCAHO accreditation.

Section 8.4 Covenants Pertaining to Licensed Operators.

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Licensed Operator hereby covenants and agrees with Administrative Agent and each Lender that (for the avoidance of doubt, any provision below relating to any CON with respect to any Licensed Location shall be applicable only to the extent a CON is required under applicable Law with respect to such Licensed Location):

(a) Licensed Operators shall do nothing to cause Borrower to breach any of the provisions of Section 8.3.

(b) Licensed Operators will:

(i) timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals, cost reports and other reports of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any respect and shall not remain open or unsettled);

(ii) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Licensed

Location for its current use, all Healthcare Permits necessary under Healthcare Laws (i) to carry on the business of Licensed Operator as it is conducted on the Closing Date, and (ii) if Licensed Operator receives or has applied for Medicaid or Medicare reimbursements as part of its business, to continue to receive reimbursement under Medicare and Medicaid in full compliance with all requirements for participation in, and for the licensure required to provide the services that are reimbursable under, Medicare and Medicaid, including, without limitation, the Medicare and Medicaid Patient Protection Act of 1987, as the same may be amended, and such other Third Party Payor Programs as to which any Licensed Operator receives or has applied for reimbursement as part of its business;

(iii) not suffer or permit to occur any of the following:

(A) any transfer of a Healthcare Permit or rights thereunder to any Person (other than a Borrower or Administrative Agent) or to any location other than a Licensed Location approved by Administrative Agent in advance in writing;

(B) any pledge or hypothecation of any Healthcare Permit as collateral security for any indebtedness other than indebtedness to Administrative Agent;

(C) any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Permit without Administrative Agent’s prior written consent, including, but not limited to, (A) any change to the authorized units/beds capacity of any Licensed Location and/or the number of units/beds approved by the applicable Governmental Authority, and (B) any transfer all or any part of any Licensed Location’s authorized units or beds to another site or location;

(D) any voluntarily transfer of any resident of any Licensed Location to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of Licensed Operator) or its payor or is for reasons relating to non-payment or the health, required level of medical care or safety of the resident to be transferred;

(E) without Administrative Agent’s prior written consent, the provision by Licensed Operator of additional regulated services at any Licensed Location, including, without limitation, medical services; or

(F) any fact, event or circumstance for which notice to Administrative Agent is required under Section 8.5.

(iv) operate or cause the Licensed Locations to be operated in a manner such that the Healthcare Permits remain in full force and effect

(v) maintain or cause to be maintained the standard of care for the patients of the Licensed Locations at all times at a level necessary to insure a level of quality care for the patients of the Licensed Locations comparable to that existing on the date of this Agreement;

(vi) maintain or cause to be maintained a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products and medical waste, of any kind and in any form, that is in accordance at least, that of the highest prudent industry standard and in conformity with all applicable regulations and laws;

(vii) operate or cause to be operated the Licensed Locations in a prudent manner in compliance with applicable Healthcare Laws and cause all Healthcare Permits and any other agreements necessary for the use and operation of the Licensed Locations or as may be necessary for participation in Third Party Payor Programs to remain in effect without reduction in the number of licensed beds or beds authorized for use in applicable Third Party Payor Programs;

(viii) maintain or cause to be maintained sufficient inventory and equipment of types and quantities at the Licensed Locations to enable Licensed Operator to adequately to perform operation of the Licensed Locations; and

(ix) [RESERVED];

(x) provide to Administrative Agent upon request, an accurate, complete and current list of all participation agreements with health maintenance organizations, insurance programs, Third Party Payors and preferred provider organizations with respect to the business of Licensed Operators (collectively, “Participation Agreements”). Licensed Operators shall at all times comply with all requirements, contracts, conditions and stipulations applicable to Licensed Operators in order to maintain in good standing and without default or limitation all such Participation Agreements; and

(xi) maintain a corporate health care regulatory compliance program (“CCP”) which includes at least the following components and allows Administrative Agent and/or any outside consultants from time to time to review such CCP: (a) standards of conduct and procedures that describe compliance policies regarding Laws with an emphasis on prevention of fraud and abuse; (b) specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (c) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse Laws and illegal billing practices; (d) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (e) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (f) mechanisms to immediately respond to detected violations of the CCP.

(c) Neither the Licensed Locations, nor any Licensed Operator, shall, other than in the normal course of business, change the terms of any of the Medicaid, Medicare or other Third Party Payor Programs or its normal billing payment and reimbursement policies and procedures with respect thereto (including without limitation the amount and timing of finance charges, fees and writeoffs).

(d) Neither Licensed Operator nor any manager of the Licensed Locations shall rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Healthcare Permits for the Licensed Locations.

(e) If any Licensed Location is currently accredited by JCAHO, Licensed Operators shall (a) maintain such accreditation in good standing and without limitation or impairment, (b) promptly submit to JCAHO a plan of correction for any deficiencies listed on any JCAHO accreditation survey report, and (c) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such JCAHO accreditation.

Section 8.5 Special Notices to Administrative Agent.

(a) Borrowers shall notify Administrative Agent within three (3) Business Days (but in any event prior to Borrowers submitting any requests for any Revolving Loans and/or advances of reserves or escrows (if applicable)), following the date that any Borrower first knows of the occurrence of any of the following facts, events or circumstances, whether threatened, existing or pending, together with such supporting data and information as shall be necessary to fully explain to Administrative Agent the scope and nature of the fact, event or circumstance, and shall provide to Administrative Agent within two (2) Business Days of Administrative Agent’s request, such additional information as Administrative Agent shall request regarding such disclosure:

(i) A Licensed Operator or any Credit Party, has become subject to any federal, state, local governmental or private payor civil or criminal investigations, inquiries, validation review, program integrity review or reimbursement audits or statement of deficiencies involving and/or related to its compliance with Healthcare Laws (including, without limitation, an inquiry or investigation of any Person having “ownership, financial or control interest” in any Borrowers (as that phrase is defined in 42 C.F.R. §420.201 et seq.)) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(ii) that an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in a Licensed Operator or a Credit Party: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(iii) any claims, actions or appeals before any commission, board or agency charged with administering Healthcare Laws or programs operated under Healthcare Laws (including without limitation any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Center for Medicare Services) with respect to any state or federal Medicare or Medicaid cost reports or claims filed by any Licensed Operator, or any disallowance by any commission, board or agency in connection with any audit of such cost reports;

(iv) any validation review, program integrity review or reimbursement audits related to any Licensed Operator by any commission, board or agency in connection with the Medicare or Medicaid programs;

(v) any restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Medicare and Medicaid certifications or state or local licensure of a Licensed Operator;

(vi) any liability in respect of amounts received by Borrowers or any Subsidiary or any Licensed Operator for the purchase or improvement of any real property under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.;

(vii) the voluntary disclosure by any Credit Party or Licensed Operator to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary or any state’s Medicaid program of a potential overpayment matter involving the submission of claims to such payor by any Licensed Operator;

(viii) receipt by any Credit Party or Licensed Operator of any notice or communication from the Joint Commission on Accreditation of Healthcare Organizations that a Licensed Location is (i) subject to or is required to file a plan of correction with respect to any accreditation survey, or (ii) in danger of losing its accreditation due to a failure to comply with a plan of correction;

(ix) any charges of patient abuse or licensing violations involving the Licensed Operator;

(x) any health care survey report related to licensure or certification (including, without limitation, an annual or biannual Medicare or Medicaid certification survey report) which includes any statement of deficiencies pertaining to any Licensed Operator or any of the Licensed Locations (whether via HCFA 2567 form or otherwise);

(xi) without duplication, any failure of any Credit Party or Licensed Operator to comply with any covenants or conditions in this Article VIII;

(xii) any revocation, suspension, termination, probation, restriction, limitation, denial, or nonrenewal affecting any Licensed Operator with respect to any Medicare and/or Medicaid participation or provider agreement, certification, billing number, assignment (via CMS 855 forms or otherwise), billing agent or electronic funds transfer instruction, including, but not limited to, any denial of payment for new admissions; and/or

(xiii) any revocation, suspension, termination, probation, restriction, limitation, denial or nonrenewal affecting any Licensed Operator with respect to any participation or provider agreement with any Third Party Payor other than Medicaid or Medicare, including, without limitation, Blue Cross and/or Blue Shield, and any other private commercial insurance, healthcare service contractor, provider network, managed care program and employee assistance program.

Section 8.6 Cure of Healthcare Laws Violations.

If there shall occur any fact, event or circumstance for which the Borrowers or Licensed Operators are required to give Administrative Agent notice under Section 8.5 above, or if there shall occur any breach of this Article VIII, the Borrowers shall take, and shall cause the Licensed Operators to take (subject to the terms of the Financing Documents), such action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Healthcare Laws, and shall thereafter diligently pursue the same to a favorable conclusion, all to the effect that the fact, event or circumstance giving rise to the Borrowers’ or Licensed Operators’ notice obligation under Section 8.5 or the breach of this Article VIII, shall be dismissed, rescinded, eliminated and otherwise cease to exist on that date which is the earlier to occur of (a) sixty (60) days after the date any Borrower or any Subsidiary became aware of such fact, event or circumstance, or (b) the expiration of any cure period given under applicable Healthcare Laws to cure any such breach. Provided that the Borrowers are at all times in compliance with the foregoing covenants and diligently pursue and obtain the cure described above within the timeframe described above, the existence of any fact, event or circumstance for which the Borrowers or Licensed Operators are required to give Administrative Agent notice under Section 8.5, or the existence of a breach of this Article VIII, shall not, in and of itself, constitute a breach of Borrowers’ or Licensed Operators obligations hereunder or thereunder unless the same shall (a) have a Material Adverse Effect, or (b) have occurred as a result of any Credit Parties’ or any Licensed Operators’ negligence, willful misconduct, willful breach of this Agreement or Healthcare Laws or failure to adhere to commercial reasonable standards of operations.

Section 8.7 Licensed Operator; Manager.

(a) Without in any way limiting the other provisions of this Agreement, Borrowers shall not change the Licensed Operator of any Licensed Location. Borrowers shall cause the Licensed

Locations at all times to be operated by the Licensed Operators identified on Schedule 8.7. If the Licensed Operator for a Licensed Location is a Person separate and distinct from the Borrowers as of the date of this Agreement, then, without Administrative Agent’s prior written consent, no Borrower shall become the Licensed Operator for such Licensed Location, nor shall Borrower or any Affiliate of Borrower render any regulated healthcare service at any Licensed Location in connection with or in the furtherance of the operation of the Licensed Location.

(b) Borrowers shall not change or permit any Licensed Operator to change the manager of any Licensed Location or make any modification, amendment, termination or cancellation of any management contract for any Licensed Location or agreements with brokers, without the prior written approval of Administrative Agent. Any substitute property manager shall be required to enter into an assignment and subordination of management or operating agreement in form and substance reasonably satisfactory to Administrative Agent. Such restrictions and approval rights are solely for the purposes of assuring that the Licensed Locations are managed and operated in a first-class manner consistent with Healthcare Laws and the preservation and protection of the Licensed Locations as security for the Obligations and shall not place responsibility for the control, care, management or repair of the Licensed Locations upon Administrative Agent, or make Administrative Agent responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Licensed Locations.

ARTICLE 9

[RESERVED]

ARTICLE 10

SECURITY AGREEMENT

Section 10.1 Generally.

(a) As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Administrative Agent a continuing first priority Lien on and security interest in, upon, and to all right, title and interest in and to any and all assets, personal property and interests in property of Borrowers whether now owned or hereafter created, acquired or arising including all of the following properties and interests in properties (the “Personal Property”), provided that, (x) unless otherwise defined in this Agreement, all terms used in this Article 10 shall have the meanings given them in Article 9 of the Uniform Commercial Code and (y) for the avoidance of doubt, no Non-Dynacq DPM Physician Specific Deposit Accounts shall be considered “Deposit Accounts” of any Borrower for any purpose under this Article 10 and no Non-Dynacq DPM Physician Accounts shall be considered “Accounts” of any Borrower for any purpose under this Article 10 (but provided further that any compensation owing from any third parties to Doctors Practice Management, Inc. as compensation for collection services in connection with any Non-Dynacq DPM Physician Accounts shall be considered “Accounts” of Doctors Practice Management, Inc. for all purposes under this Article 10):

(i) All of Borrowers’ Accounts, and all of Borrowers’ money, contract rights, Chattel Paper, documents, Deposit Accounts, securities, investment property and Instruments with respect thereto, and all of Borrowers’ rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, Guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

(ii) To the extent not listed above, all of Borrowers’ money, securities, investment property, Deposit Accounts, Instruments and other property and the proceeds thereof that are now or hereafter held or received by, in transit to, in possession of, or under the control of Administrative Agent or a bailee or Affiliate of Administrative Agent, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(iii) To the extent not listed above, all of Borrowers’ now owned or hereafter acquired Deposit Accounts into which Accounts or the proceeds of Accounts are deposited, including the Lockbox Account and all signature cards, account agreements and other documents relating to the deposit accounts;

(iv) All of Borrowers’ right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

(v) All of Borrowers’ general intangibles (including, but not limited to, payment intangibles) and other property of every kind and description with respect to, evidencing or relating to its Accounts, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, tapes, programs, discs, information, software, records, and data, all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active-X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to domain names, instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items as the same relates to the Accounts or is otherwise necessary or helpful in the collection thereof or realization thereon;

(vi) All of Borrowers’ other money, securities, investment property (excluding any capital stock or equity interests issued by any direct or indirect Subsidiaries of Dynacq except for and other than any such capital stock or equity interest subject to the Collateral Pledge Agreement to be entered into within fourteen (14) days of the Closing Date among Administrative Agent and the specific Borrowers party thereto, as such agreement may be amended, supplemented, restated or otherwise modified from time to time), Instruments, documents, supporting obligations, Chattel Paper and Deposit Accounts;

(vii) All of Borrowers’ letter-of-credit rights and commercial tort claims;

(viii) All of Borrowers’ other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, patent applications, unpatented inventions, trade secrets, copyrights, copyright applications, contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks, trademark applications (together with the goodwill associated therewith) and derivatives thereof, trade names, including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrowers thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof;

(ix) All of Borrowers’ now owned or hereafter acquired Inventory of every description, including without limitation all which is held by any Borrower for sale or lease or is furnished by any Borrower under any contract of service or is held by any Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

(x) All of Borrowers’ now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof and all present and future warranties, manuals and other written materials relating thereto;

(xi) All of Borrowers’ now owned or hereafter acquired goods of any kind and any and all tangible and intangible books and records of Borrowers relating to Borrowers, their businesses, their financial condition, records and statements, the Licensed Locations and/or the Collateral.

(xii) To the extent not listed above as original collateral, the proceeds (including, without limitation, insurance proceeds) and products of any or all of the foregoing, and all accessions to, substitutions for or replacements of and rents and profits from any or all of the foregoing.

Section 10.2 Representations and Warranties Regarding Collateral.

(a) Pursuant to the Liens created pursuant to Section 10.1 and pursuant to all of the other Security Documents (if any) (including without limitation any and all UCC financing statements being filed by Administrative Agent against any Borrower), and assuming that any such Security Document that is intended to be filed with any governmental public recording office has been so filed, Administrative Agent has been granted and has a valid and perfected first priority security interest and Lien in the Collateral, including the Personal Property (subject only to any Permitted Liens permitted under the terms of this Agreement and the other Financing Documents) securing the payment of the Obligations and such security interests and Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable Laws as enacted in any relevant jurisdiction which relate to perfected security interests. All such Collateral is free and clear of any Liens other than Permitted Liens.

(b) Schedule 10.2(b) sets forth all of the addresses at which any of the Personal Property is located and/or books and records of Borrowers regarding any of the Personal Property are kept, indicating in each case which Borrower(s) have Personal Property and/or books and records located at such address, and, in the case of any such address not owned or leased by one or more of the Borrower(s) and listed on Schedules 3.17 and 3.20, indicating the nature of such location (e.g., third party warehouse, consignment location, processor location, etc.) and the name and address of the third party operating such location.

(c) Without limiting the generality of Section 3.2, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required with respect to Borrowers for (a) the grant by each Borrower to Administrative Agent of the security interests and Liens in the Collateral, including the Personal Property, provided for under this

Agreement and the other Security Documents (if any) or (b) the exercise by Administrative Agent of its rights and remedies with respect to the Collateral, including the Personal Property, provided for under this Agreement and the other Security Documents or under any applicable Law including the UCC.

(d) Each existing Account is and each hereafter arising Account will be: (i) based on an actual and bona fide sale of goods or rendition of services to the applicable Account Debtor, made by each applicable Borrower in the Ordinary Course of Business; (ii) the exclusive property of the applicable Borrower free and clear of any Liens, consignment arrangements or financing statements whatsoever (other than Permitted Liens in favor of Administrative Agent created hereunder and under the other Security Documents) and (iii), the legal, valid and binding obligation of the applicable Account Debtor. The amount represented by Borrowers to Administrative Agent as owing by each Account Debtor with respect to each Account from time to time is and will be the correct amount actually and unconditionally owning from such Account Debtor with respect to such Account and will be the amount shown as owing on the invoice(s) issued by Borrowers to the Account Debtor with respect to such Account (subject to any cash payments received by Borrowers with respect to such Account subsequent to the issuance of such invoice). No Account Debtor has, or will have, any defense, set-off, claim or counterclaim against the applicable Borrower that can be asserted against Administrative Agent with respect to any Account, whether in any proceeding to enforce Administrative Agent’s rights in the Collateral or otherwise, except for defenses, set-offs, claims or counterclaims that are not, in the aggregate, material to the value of the Accounts. None of the Accounts is nor will any hereafter arising Account be evidenced by a promissory note or other Instrument unless such Instrument is delivered by Borrowers to Administrative Agent within one (1) business day of the execution and delivery by the Account Debtor thereof. For the avoidance of doubt, none of the provisions of this paragraph (d) shall limit or be deemed to contradict any of the provisions of the definition of “Eligible Accounts”.

(e) [RESERVED].

(f) [RESERVED].

(g) Except as set forth on Schedule 10.2(g), as of the Closing Date, no Borrower has any ownership interest in any commercial tort claims, documents or investment property. Borrowers shall execute and deliver any documents, agreements or instruments and take any other actions (and shall cause any necessary third parties to execute and deliver any documents, agreements or instruments and take any other actions) as Administrative Agent may request from time to time in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to any such commercial tort claims or documents or investment property.

(h) No Person other than Administrative Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including securities accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, securities account or commodities account of Borrowers is maintained).

(i) Except with respect to Accounts on which the Account Debtor is a Governmental Account Debtor making payments under Medicare, Medicaid, and except as set forth on Schedule 10.2(h), no Borrower has any item of Collateral that is a claim against any Governmental Authority, including without limitation the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including without limitation the federal Assignment of Claims Act and any other comparable Law.

Section 10.3 Covenants Relating to Collateral.

(a) Borrowers shall not take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Administrative Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of Schedule 3.1, 3.17, 3.20 and/or 10.2(b), as applicable) and have executed any and all documents, instruments and agreements and taken any other actions with Administrative Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Administrative Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower, (ii) change the jurisdiction of incorporation or formation of any Borrower or allow any Borrower to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or (iii) move any Collateral to or place any Collateral on any location that is not listed on Schedule 10.2(b) and/or establish any business location at any location that is not listed on Schedule 3.17 or 3.20.

(b) Borrowers shall not adjust, settle or compromise the amount or payment of any Eligible Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than credits and discounts in the Ordinary Course of Business and in amounts which are not material with respect to the Eligible Account) without the prior written consent of Administrative Agent. Without limiting the generality of Sections 4.17, 10.5 or 11.2 of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Administrative Agent after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (a) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral and (b) adjust, settle or compromise the amount or payment of such Accounts.

(c) If Borrowers shall acquire any commercial tort claim, document or investment property not listed on Schedule 10.2(g), Borrowers shall, within five (5) days of the acquisition of any such property, give written notice to Administrative Agent of the acquisition of such property (which such written notice shall include an updated version of Schedule 10.2 (g)). Borrowers shall execute and deliver any documents, agreements or instruments and take any other actions (and shall cause any necessary third parties to execute and deliver any documents, agreements or instruments and take any other actions) as Administrative Agent may request from time to time in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to any such newly acquired property.

(d) Without limiting the generality of Sections 10.2(g) or 10.3(b):

(i) Borrowers shall promptly advise Administrative Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Administrative Agent such documents as Administrative Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to any such commercial tort claim.

(ii) Borrowers shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Administrative Agent, Borrowers shall promptly deliver to Administrative Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Administrative Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any such tangible Personal Property to become fixtures to real estate.

(iii) Without limiting the generality of Section 4.12, each Borrower hereby authorizes Administrative Agent to file without the signature of such Borrower one or more UCC financing statements relating to all or any part of the Collateral, which financing statements may list Administrative Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Administrative Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or amendments to any such financing statements, in any such case in order for Administrative Agent to perfect, preserve or protect the Liens, rights and remedies of Administrative Agent with respect to the Collateral.

(iv) [RESERVED].

(v) Without limiting or contradicting any of the provisions of Sections 4.1, 10.3(b) 10.3(c) or any other provisions of the Financing Statement requiring the delivery by Borrowers to Administrative Agent and/or the Lenders of any reports, certificates, information or schedules, Borrowers shall furnish to Administrative Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.

Section 10.4 Borrowers to Remain Liable.

Notwithstanding the granting by Borrowers of Liens in the Collateral to Administrative Agent or any provisions of this Article 10 or any of the Financing Documents that may indicate to the contrary: (a) Borrowers shall remain liable and shall perform all of their respective duties and obligations under the contracts and agreements included in the Collateral and/or out of which any of the Collateral arises as if this Agreement had not been executed; (b) the exercise by Administrative Agent of any of its rights and remedies under the Financing Documents or at law or in equity shall not release Borrowers from any of their respective duties or obligations under the contracts and agreements included in the Collateral and/or out of which any of the Collateral arises; (c) Administrative Agent shall have no obligation or liability under the contracts and agreements included in the Collateral and/or out of which any of the Collateral arises nor shall Administrative Agent be obligated to perform any of the obligations or duties of any Borrower under any such contract or agreement or to take any action to collect or enforce any claim for payment constituting part of the Collateral; and (d) Administrative Agent shall have no liability in contract or tort for any acts or omissions by any Borrower under any contracts and agreements included in the Collateral and/or out of which any of the Collateral arises.

Section 10.5 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Administrative Agent, in addition to all other rights,

options, and remedies granted to Administrative Agent under this Agreement or at law or in equity, may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including but not limited to:

(A) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(B) The right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (C) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Administrative Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Administrative Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Administrative Agent or its designees such books and records, and to follow Administrative Agent’s instructions with respect to further services to be rendered);

(C) The right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Administrative Agent at any place designated by Lender;

(D) The right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Administrative Agent and to receive, open and dispose of all mail addressed to Borrower.

(E) The right to enforce Borrowers’ rights against Account Debtors and other obligors, including, but not limited to, the right to collect Accounts directly in Administrative Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.

(b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Administrative Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Administrative Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Administrative Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Administrative Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Collateral to use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document;

(b) any Borrower shall fail to observe or perform any covenant contained in Section 2.12, Section 4.1, Section 4.4 (with respect to violations of such Section 4.4 by Borrowers only (provided that, for the avoidance of doubt, violations of such Section 4.4 by Subsidiaries of Borrowers shall be subject to Section 11.1c) below)), Section 4.6, Section 4.7, Section 4.10, Article 5, or (following the exercise of the FCCR Trigger Option) Article 6;

(c) any Borrower or Guarantor (if any) defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 11.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within twenty (20) days after the earlier of (i) receipt by Borrower Representative of notice from Administrative Agent or Required Lenders of such default or (ii) actual knowledge of any Borrower of such default;

(d) any representation, warranty, certification or statement made by any Borrower in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e) (1) failure of any Borrower or Guarantor (if any) to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $100,000.00 or having an aggregate principal amount in excess of $250,000.00 to become or be declared due prior to its stated maturity; or (2) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any Subordination Agreement applicable to any Subordinated Secured Debt or the occurrence of any event requiring the prepayment of any Subordinated Secured Debt;

(f) any Borrower or any Subsidiary of any Borrower (specifically including the China Joint Venture Entity) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against any Borrower or any Subsidiary of any Borrower (specifically including the China Joint Venture Entity) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days (for the avoidance of doubt, and without limiting the generality of Section 7.2(c), neither Administrative Agent nor any Lender shall have any obligation of any kind to make any Revolving Loans or to otherwise advance or extend credit to or on behalf of Borrowers during such 60 day period); or an order for relief shall be entered against any Borrower or any Subsidiary of any Borrower (specifically including the China Joint Venture Entity) under the Bankruptcy Code as now or hereafter in effect;

(h) (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000.00, (2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.00;

(i) one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $100,000.00 shall be rendered against any or all Credit Parties and either (a) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (b) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j) (1) Investor shall collectively cease to, directly or indirectly, own and control at least (i) fifty-one percent (51%) of the outstanding equity interests of Borrowers owned by them on the

Closing Date or (ii) that percentage of the outstanding voting equity interests of Borrowers necessary at all times to elect a majority of the board of directors (or similar governing body) of each Borrower and to direct the management policies and decisions of Borrowers, (2) any Borrower shall cease to, directly or indirectly, own and control at least seventy-five percent (75%) of each class of the outstanding equity interests of each Subsidiary or (3) any “Change of Control”, “Change in Control”, or terms of similar import occurs under any Subordinated Debt Document;

(k) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(l) [RESERVED];

(m) [RESERVED]

(n) the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(o) subject to the terms of Section 8.6, a breach by any Borrower of any provision of Article 8, or a breach by any Licensed Operator of any covenant required of a Licensed Operator under Article 8 (regardless of whether such covenant is part of an Operating Lease or a Financing Document to which Administrative Agent is a party);

(p) [RESERVED];

(q) a default or event of default occurs under any Financing Document Guarantee;

(r) any failure of any Borrower or Guarantor (if any) to strictly comply with any of provisions of any Financing Document pertaining to Hazardous Materials, Environmental Laws or Environmental Liabilities;

(s) Borrower makes any payment on account of any Debt or Contingent Obligation that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(t) Any person holding any Subordinated Secured Debt terminates the applicable Subordination Agreement;

(u) [RESERVED];

(v) [RESERVED]; and/or

(w) there shall occur a Material Adverse Change, which default shall have continued unremedied for a period of ten (10) days after written notice from Administrative Agent.

Notwithstanding the foregoing, if a Borrower fails to comply with any same provision of this Agreement two (2) times in any twelve (12) month period and Administrative Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then all subsequent failures by a Borrower to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a

Borrower to comply with such provision of this Agreement, and Administrative Agent thereupon may exercise any remedy set forth in this Article XI without affording Borrowers any opportunity to cure such Event of Default.

All cure periods provided for in this Section shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 11.2 Acceleration and Suspension or Termination of Revolving Loan Commitment.

Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and shall if requested by Required Lenders, (i) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Revolving Loan Commitment Percentage) and/or (ii) by notice to Borrower Representative declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided that in the case of any of the Events of Default specified in Section 11.1(f) or 11.1(g) above, without any notice to any Borrower or any other act by Administrative Agent or the Lenders, the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 11.3 Cash Collateral.

If (i) any Event of Default specified in Section 11.1(f) or 11.1(g) shall occur, (ii) the Obligations shall have otherwise been accelerated pursuant to Section 11.2 or (iii) the Revolving Loan Commitment and the obligations of Administrative Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 11.2, then without any request or the taking of any other action by Administrative Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.

Section 11.4 Default Rate of Interest.

At the election of Administrative Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (i) the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement and (ii) the fee described in Section 2.5(b) shall increase by a rate that is three percent (3.0%) in excess of the rate otherwise payable under such Section.

Section 11.5 Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower (regardless of whether such balances are then due to such Borrower), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 11.5.

Section 11.6 Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; fifth to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts permitted, but not required, by the terms of this Agreement; and sixth to any other indebtedness or obligations of Borrowers owing to Administrative Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 11.7 Waivers by Borrowers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guaranties at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (b) all rights to notice and a hearing prior to Administrative Agent’s or any Lender’s taking possession or control of, or to Administrative Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent or any Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Administrative Agent or any Lender for any tax on the indebtedness; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Administrative Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Administrative Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Administrative Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Administrative Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent as the result of an Event of Default shall not be a waiver of Administrative Agent’s right to accelerate the maturity of the Loans, nor shall Administrative Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Borrower’s or Guarantor’s (if any) default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Administrative Agent and Lenders are not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Administrative Agent or Lenders shall remain in full force and effect until Administrative Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Administrative Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Administrative Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Administrative Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Administrative Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Administrative Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the

Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of the any of the Collateral or require Administrative Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.

Section 11.8 Injunctive Relief.

The parties acknowledge and agree that, in the event of a breach or threatened breach of any Borrower’s or Guarantor’s (if any) obligations under any Financing Documents, Administrative Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Borrower and Guarantor (if any) waives the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Borrower or Guarantor, each Borrower or Guarantor (if any) specifically joins in this Section as if this Section were a part of each Financing Documents executed by the Borrower or Guarantor (if any).

Section 11.9 Marshalling.

Administrative Agent and Lenders shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Administrative Agent or Lenders by any Credit Party.

ARTICLE 12

EXPENSES AND INDEMNITY

Section 12.1 Expenses.

Each Borrower hereby agrees to promptly pay (i) all costs and expenses of Administrative Agent (including without limitation the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Administrative Agent) (1) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents (provided that Borrowers shall not be liable for any such costs and expenses of Administrative Agent under this clause (i)(1) in excess of $80,000 (excluding the costs of any and all Lien searches and Lien filing and recording fees, all of which such fees shall be paid by Borrowers and shall not be included in the calculation of such $80,000 limit on costs and expenses), provided that Administrative Agent acknowledges that, prior to the Closing Date, Borrower has paid $25,000 towards the payment of such costs and expenses under this clause (i)(1), (2) in connection with the performance by Administrative Agent of its rights and remedies under the Financing Documents and

(3) in connection with the continued administration of the Financing Documents including (x) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (y) any periodic public record searches conducted by or at the request of Administrative Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons), (ii) without limitation of the preceding clause (i), all costs and expenses of Administrative Agent (including recordation and transfer taxes) in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents which costs and expenses are incurred after the Closing Date and not incurred in connection with the initial creation and perfection of the Liens contemplated to the Financing Documents on assets of the Borrowers in existence as of the Closing Date, (iii) without limitation of the preceding clause (i), all costs and expenses of Administrative Agent in connection with (x) protecting, storing, insuring, handling, maintaining or selling any Collateral; (y) any litigation, dispute, suit or proceeding relating to any Financing Document; and (z) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (iv) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, that to the extent that the costs and expenses referred to in this clause (iv) consist of fees, costs and expenses of counsel, Borrowers shall be obligated to pay such fees, costs and expenses for counsel to Administrative Agent and for only one counsel acting for all Lenders (other than Administrative Agent).

Section 12.2 Indemnity.

Each Borrower hereby agrees to indemnify, pay and hold harmless Administrative Agent and Lenders and the officers, directors, employees, trustees and agents of Administrative Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Borrower, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that no Borrower shall have any obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

ARTICLE 13

ADMINISTRATIVE AGENT

Section 13.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 13.16 and to the terms of the other Financing Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 13 are solely for the benefit of Administrative Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Administrative Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 13.2 Right to Perform, Preserve and Protect.

If any Borrower or Guarantor (if any) fails to perform any obligation hereunder or under any other Financing Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Administrative Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Each Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 13.2.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Sections 2.8 and 2.9 and Article 12 and any other indemnification provisions of the Financing Documents shall survive the payment of the Obligations (both with respect to Administrative Agent any Lender and all Lenders collectively) and any termination of this Agreement.

Section 14.2 No Waivers.

No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 14.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at its address or by transmission to its facsimile number set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower Representative. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Administrative Agent, provided, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

(c) To the extent permitted pursuant to paragraph (b) above and unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 14.4 Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 14.5 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Administrative Agent and the Lenders.

Section 14.6 Assignments; Participations.

(a) Assignments by Lenders.

(i) Each Lender may at any time assign or grant participations in all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, together with all related obligations of such Lender hereunder. Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii) Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrowers, Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.

(b) Borrower or Guarantor Assignments.

No Borrower or Guarantor (if any) may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Administrative Agent and each Lender.

Section 14.7 Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 14.8 Confidentiality.

Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Administrative Agent or any Lender pursuant to the requirements of applicable Law and the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 14.8, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loans. Confidential information shall include only such information identified as such at the time provided to Administrative Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, provided Administrative Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Administrative Agent and Lenders under this Section 14.8 shall supersede and replace the obligations of Administrative Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Lender prior to the date hereof. Nothing herein shall prevent Borrowers from filing this Agreement or any other Financing Document as an exhibit to any report filed by Dynacq with the Securities and Exchange Commission to the extent disclosure and filing of this Agreement or any other Financing Document in connection any such report is required under applicable Law.

Section 14.9 Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 14.10 GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 14.11 WAIVER OF JURY TRIAL.

EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES

THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 14.12 Publication; Advertisement.

(a) Publication. No Borrower will, nor will permit any Subsidiary to, directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case such applicable entity shall give Administrative Agent prior written notice of such publication or other disclosure or (ii) with Merrill Lynch’s prior written consent.

(b) Advertisement. Each Lender and each Borrower hereby authorizes Merrill Lynch to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication. In addition, each Lender and each Borrower agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrowers shall have requested Merrill Lynch cease any such further publication.

Section 14.13 Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile shall bind the parties hereto. This Agreement and the other Financing Documents (including any confidentiality agreement and business associate agreement executed by Administrative Agent prior to the date hereof) constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 14.14 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 14.15 Time.

Time is of the essence in each Borrower’s and each other Guarantor’s (if any) performance under this Agreement and all other Financing Documents.

Section 14.16 Lender Approvals.

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Administrative Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 14.17 [RESERVED].

Section 14.18 Waivers.

EACH BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON SUCH BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT.

Section 14.19 Release of Administrative Agent and Lenders.

Each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge each Indemnitee, and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of any Indemnitee, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) has against the Released Parties or any of them (whether directly or indirectly). The foregoing release shall be deemed renewed and reaffirmed as of the date of each advance of proceeds under any Loans and each other accommodation made or granted to any Borrower by any Released Party under any Financing Document. Each Borrower acknowledges that the foregoing release is a material inducement to Administrative Agent’s and each Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Administrative Agent and each Lender in agreeing to extend the credit herein contemplated and in making each advance or other accommodation hereunder.

ARTICLE 15

JOINT AND SEVERAL LIABILITY; GUARANTOR PROVISIONS

Section 15.1 Joint and Several Obligations.

(i) Borrowers is defined collectively to include all entities party hereto as a Borrower; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each separate entity party hereto as a Borrower. Each entity party hereto as a Borrower shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement, regardless of which of the Borrowers actually receives the proceeds of the indebtedness governed hereby or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, the Administrative Agent or the Lenders account therefor in their respective books and records. In addition, each entity party hereto as a Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each entity party hereto as a Borrower as well as all such entities when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 11.1 of this Agreement are to be applied to each separate entity party hereto as a Borrower (as well as to all such entities taken as a whole), such that the occurrence of any of the events described in Section 11.1 of this Agreement as to any person party hereto as a Borrower shall constitute an Event of Default even if such event has not occurred as to any other entity party hereto as a Borrower or as to all such entities taken as a whole (except as otherwise expressly provided therein).

(b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the credit extensions under this Agreement and the other Financing Documents on favorable terms granted by this Agreement and other Financing Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Documents.

(c) Administrative Agent and Lenders have advised the Borrowers that each of them is unwilling to enter into this Agreement and the other Financing Documents and make available the credit facilities extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Financing Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Administrative Agent and Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder and thereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrowers, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any individual Borrower.

(d) Each Borrower has determined that it is and, after giving effect to the transactions contemplated by this Agreement and the other Financing Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section) will be Solvent and has and will have the ability to pay its debts from time to time incurred in connection with the conduct of its business as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.

(e) The Borrower Representative (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section. The Borrower Representative shall make copies of such records available to the Administrative Agent, upon request.

(f) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder, under the other Financing Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the other Financing Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

(g) To the extent that any Borrower shall make a payment under this Section of all or any of the Obligations (other than credit facilities made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(h) Administrative Agent and/or Lenders are hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Administrative Agent and/or any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any Guarantees of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent and/or any applicable Lender, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations as Administrative Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower.

(i) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent and/or any applicable Lender(s) with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Administrative Agent and/or any Lender; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s or any Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(j) Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other person under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(k) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent or any Lender to any one Borrower hereunder or pursuant to any Financing Documents in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

(l) This Section is intended only to define the relative rights of Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Documents. Nothing contained in this Section shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(m) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the credit facilities hereunder.

Section 15.2 Guarantor Provisions.

(a) Each Borrower, as joint and several primary obligor of the Obligations directly incurred by any other Borrower, authorizes Administrative Agent and Lenders, without giving notice to such Borrower or to any other Borrower (to the extent permitted hereunder) or obtaining such Borrower’s consent or any other Borrower’s consent (to the extent permitted hereunder) and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower, from time to time to:

(i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;

(ii) declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

(iii) take and hold security for the performance of the Obligations of any Borrower and exchange, enforce, waive and release any such security;

(iv) apply and reapply such security and direct the order or manner of sale thereof as Administrative Agent and/or any applicable Lender(s), in its sole discretion, may determine;

(v) release, surrender or exchange any deposits or other property securing the Obligations or on which Administrative Agent and/or any applicable Lender(s) at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of any other Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;

(vi) apply payments received by Administrative Agent and/or any applicable Lender(s) from any Borrower to any Obligations, in such order as Administrative Agent shall determine, in its sole discretion; and

(vii) assign this Agreement in whole or in part.

(b) Each Borrower, as a primary, joint and several obligor with respect to the Obligations directly incurred by any other Borrower, waives:

(i) any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause (other than full payment of all Obligations), including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

(ii) any defense based upon any legal disability or other defense of any other guarantor or other Person;

(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv) any defense based upon the application by any other Borrower of the proceeds of the credit facilities or the loans under the Financing Documents for purposes other than the purposes represented by such other Borrower to Administrative Agent and Lenders or intended or understood by Administrative Agent and Lenders or such Borrower;

(v) any defense based on such Borrower’s rights, under statute or otherwise, to require Administrative Agent and/or any applicable Lender(s) to sue any other Borrower or otherwise to exhaust its rights and remedies against any other Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Obligations of any other Borrower;

(vi) any defense based on Administrative Agent’s or any Lender’s failure at any time to require strict performance by any Borrower of any provision of the Financing Documents. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Administrative Agent and/or any applicable Lender(s) thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Administrative Agent and/or any applicable Lender(s) from foreclosing on any Lien, or exercising any rights available to Administrative Agent and/or any applicable Lender(s) thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;

(vii) any defense arising from any act or omission of Administrative Agent and/or any applicable Lender(s) which changes the scope of such Borrower’s risks hereunder;

(viii) any defense based upon Administrative Agent’s or any Lender’s election of any remedy against such Borrower or any other Borrower or any of them; any defense based on the order in which Administrative Agent and/or any Lender(s) enforces its remedies;

(ix) any defense based on (A) Administrative Agent’s or any applicable Lender’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Administrative Agent’s or any applicable Lender’s abstaining from taking advantage of or realizing upon any Lien or other Guarantee, and (C) any impairment of collateral securing the Obligations, including, but not limited to, Administrative Agent’s or any applicable Lender’s failure to perfect or maintain a Lien in such collateral;

(x) any defense based upon Administrative Agent’s or any Lender’s failure to disclose to such Borrower any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay the Obligations;

(xi) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(xii) any defense based upon Administrative Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;

(xiii) any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;

(xiv) any defense based on Administrative Agent’s and/or any Lender’s failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

(xv) except as otherwise expressly set forth herein: notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);

(xvi) any defense based on errors and omissions by Administrative Agent and/or any Lender in connection with its administration of the credit facilities;

(xvii) any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Obligations or the security therefor;

(xviii) any defense based on Administrative Agent’s and/or any Lender’s failure to seek relief from stay or adequate protection in any other Borrower’s bankruptcy proceeding or any other act or omission by Administrative Agent and/or any Lender which impairs such Borrower’s prospective subrogation rights;

(xix) any defense based on legal prohibition of Administrative Agent’s and/or any Lender’s acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Administrative Agent and/or any Lender with respect to the Obligations and the security therefor;

(xx) any defense available to a surety under applicable law; and

(xxi) the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.

(c) Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.

(d) Each Borrower authorizes Administrative Agent and each Lender to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent or such Lender, since it is such Borrower’s intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s Guarantee of the Obligations directly incurred by any other Borrower.

(e) This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower as fully as if such Obligations were directly incurred by such Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

DYNACQ HEALTHCARE, INC.

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President - Finance
Taxpayer Identification Number: 76-0375477

VISTA COMMUNITY MEDICAL CENTER, L.L.P.

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President and Treasurer
Taxpayer Identification Number: 76-0600805

VISTA HOSPITAL OF DALLAS, L.L.P.

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President and Treasurer
Taxpayer Identification Number: 20-0123122

VISTA SURGICAL CENTER WEST, L.L.C.

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President and Treasurer
Taxpayer Identification Number: 76-0673266

VISTA HOSPITAL OF BATON ROUGE, LLC

By:	Vista Medical Management, LLC, the sole manager

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President and Treasurer
Taxpayer Identification Number: 76-0699800

VISTA MEDICAL MANAGEMENT, LLC

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President and Treasurer
Taxpayer Identification Number: 76-0699799

[Signature Page 1 of 3 to Merrill Lynch/Dynacq Credit and Security Agreement]

DOCTORS PRACTICE MANAGEMENT, INC.

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President and Treasurer
Taxpayer Identification Number: 76-0445545

PASADENA NEVADA, INC.

By:	/s/ Jeff Sheets
Name:	Jeff Sheets
Title:	President
Taxpayer Identification Number: 20-1688717

DALLAS NEVADA, INC.

By:	/s/ Jeff Sheets
Name:	Jeff Sheets
Title:	President
Taxpayer Identification Number: 01-0801055

VISTA DALLAS, L.L.C.

By:	/s/ Philip S. Chan
Name:	Philip S. Chan
Title:	Vice President and Treasurer
Taxpayer Identification Number: 20-0119893

Borrowers’ Notice Address: DYNACQ HEALTHCARE, INC. 10304 Interstate 10 East Suite 369 Houston, TX 77029 Attn: Managing Counsel Fax: (713) 643-1966 holly.hubenak@dynacq.com	With Copies To: DYNACQ HEALTHCARE, INC. 4301 Vista Road Pasadena, TX 77504 Attn: Philip Chan Fax: (713) 378-3155 philip.chan@dynacq.com	And ANDREWS KURTH LLP 600 Travis – Suite 4200 Houston, TX 77002 Attn: Martha Smith Fax: (713) 238-7202 marthasmith@andrewskurth.com

Borrowers’ Account Designation: [Name of bank] ABA No.: Account No.: Account Name: Reference:

[Signature Page 2 of 3 to Merrill Lynch/Dynacq Credit and Security Agreement]

ADMINISTRATIVE AGENT AND LENDER:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:	/s/ W. D. Gould
Name:	William D. Gould
Title:	Director

Address:	222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attn: Account Manager for Dynacq transaction

Facsimile number: (312) 750-6226

With a copy to:

Merrill Lynch Capital

222 N. LaSalle Street, 16th Floor

Chicago, Illinois 60601

Attn: Group Senior Transaction Attorney, Healthcare Finance, for Dynacq transaction

Facsimile Number: (312) 269-1345

And with an additional copy to: BLANK ROME LLP One Logan Square Philadelphia, PA 19103 Attn: Lawrence Flick, Esquire Facsimile Number: (215) 569-5555

Payment Account Designation: LASALLE BANK 200 West Monroe Chicago, IL 60606 ABA No.: 071000505 Account Name: MLBFS Healthcare Finance Account No.: 5800395088 Attn: Dynacq Healthcare, Inc

[Signature Page 3 of 3 to Merrill Lynch/Dynacq Credit and Security Agreement]

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President - Finance of Dynacq Healthcare, Inc., and he acknowledged to me that he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President and Treasurer of Vista Community Medical Center, L.L.P., and he acknowledged to me that s/he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

[NOTARY PAGE 1 OF 5 TO MERRILL LYNCH/DYNACQ CREDIT AND SECURITY AGREEMENT]

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President and Treasurer of Vista Hospital of Dallas, L.L.P., and s/he acknowledged to me that s/he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that s/he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President and Treasurer of Vista Surgical Center West, L.L.C., and s/he acknowledged to me that s/he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that s/he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

[NOTARY PAGE 2 OF 5 TO MERRILL LYNCH/DYNACQ CREDIT AND SECURITY AGREEMENT]

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President and Treasurer of Vista Medical Management, LLC, the sole manager of Vista Hospital of Baton Rouge, LLC, and he acknowledged to me that he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President and Treasurer of Vista Medical Management, LLC, and he acknowledged to me that he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

[NOTARY PAGE 3 OF 5 TO MERRILL LYNCH/DYNACQ CREDIT AND SECURITY AGREEMENT]

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President and Treasurer of Doctors Practice Management, Inc., and he acknowledged to me that he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

UNITED STATES OF AMERICA	:
STATE OF LOUISIANA	: S.S.
COUNTY OF E. BATON ROUGE	:

On this 26 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Jeff Sheets known to me or satisfactorily proven to me to be President of Pasadena Nevada, Inc., and he acknowledged to me that he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Tamarah Juneau
(SEAL)	Notary Public
My Commission Expires:

[NOTARY PAGE 4 OF 5 TO MERRILL LYNCH/DYNACQ CREDIT AND SECURITY AGREEMENT]

UNITED STATES OF AMERICA	:
STATE OF LOUISIANA	: S.S.
COUNTY OF EAST BATON ROUGE	:

On this 26 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Jeff Sheets known to me or satisfactorily proven to me to be President of Dallas Nevada, Inc., and he acknowledged to me that he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Tamarah Juneau
(SEAL)	Notary Public
My Commission Expires:

UNITED STATES OF AMERICA	:
STATE OF	: S.S.
COUNTY OF	:

On this 27 day of May, 2005, before me, a Notary Public for the said County and State, personally appeared Philip S. Chan known to me or satisfactorily proven to me to be Vice President and Treasurer of Vista Dallas, L.L.C., and he acknowledged to me that he executed the foregoing Credit and Security Agreement as an authorized officer of said entity, that the said instrument was signed on behalf of said entity as authorized by its Board of Directors or other applicable entity governance authority and that he acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Laura Richmond Power
(SEAL)	Notary Public
My Commission Expires: 8-5-06

[Notary Page 5 of 5 to Merrill Lynch/Dynacq Credit and Security Agreement]

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A -	Commitment Annex
Annex B -	Closing Checklist

EXHIBITS

Exhibit A	-	Reserved
Exhibit B	-	Reserved
Exhibit C	-	Compliance Certificate
Exhibit D	-	Borrowing Base Certificate
Exhibit E	-	Notice of Borrowing
Exhibit F	-	Reserved

SCHEDULES

Schedule 1.1(a)		Inactive Subsidiaries
Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4	-	Capitalization
Schedule 3.6	-	Litigation
Schedule 3.14	-	ERISA Matters
Schedule 3.15	-	Brokers
Schedule 3.17	-	Material Contracts
Schedule 3.18	-	Environmental Compliance
Schedule 3.20	-	Owned and Leased Real Estate
Schedule 4.4(d)	-	Insurance Coverage
Schedule 5.1	-	Debt
Schedule 5.2	-	Liens
Schedule 5.3	-	Contingent Obligations
Schedule 5.8	-	Investments
Schedule 5.9	-	Affiliate Transactions
Schedule 5.13	-	Business Description
Schedule 8.1f	-	Licensed Beds & Units
Schedule 10.2(b)	-	Collateral Locations
Schedule 10.2 (g)	-	Commercial Tort Claims, Documents and Investment Property

Annex A

Commitment Annex

(as of the Closing Date)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
Merrill Lynch Capital	$10,000,000	100%

TOTALS	$10,000,000	100%

Annex B

Closing Checklist

Exhibit A to Credit and Security Agreement [(Reserved)]

Exhibit B – Page 1

Exhibit B to Credit and Security Agreement [(Reserved)]

Exhibit B – Page 2

Exhibit C to Credit and Security Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE

[BORROWER REPRESENTATIVE]

Date:                     ,

This certificate is given by                                         , a Responsible Officer of                      (“Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of                     ,          among                      and                      (collectively, “Borrower”), the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit and Security Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit and Security Agreement.

The undersigned Responsible Officer hereby certifies to Administrative Agent and Lenders that:

(a) the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit and Security Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b) I have reviewed the terms of the Credit and Security Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements;

(c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto; and

(d) Borrowers (and any Guarantors, if applicable) are in compliance with the covenants contained in Article 6 of the Credit and Security Agreement (and/or in any Financing Document Guarantee constituting a part of the Financing Documents, if applicable), as demonstrated by the calculation of such covenants below, except as set forth below.

(e) Except as noted on Schedule 2 attached hereto, the Credit and Security Agreement contains a complete and accurate list of all business locations of Borrowers (and any Guarantors, if applicable) and all names under which each Borrower (and each Guarantor, if applicable) currently conduct business; Schedule 2 specifically notes any changes in the names under which Borrowers (and any Guarantors, if applicable) conduct business.

(f) Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrowers (or any Guarantors, if applicable) or any Collateral.

Exhibit C – Page 1

(g) Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of the Borrowers (or any Guarantors, if applicable) to make required payments of withholding or other tax obligations of the Borrowers (or any Guarantors, if applicable) during the accounting period to which the attached statements pertain or any subsequent period.

(h) The undersigned has no knowledge that any Borrowing Base Certificate delivered to Administrative Agent has failed, in any material respect, to accurately state the amount of the Borrowing Base as calculated in accordance with the Credit and Security Agreement; if such Borrowing Base includes reimbursements due from Medicaid, Medicare or other Third Party Payor Program, all such reimbursement rights are held solely by Borrowers and have been validly reassigned to Borrowers and no such reassignment has been revoked or rescinded.

(i) Borrowers and Licensed Operator (as required under this Agreement or in the Financing Documents) have directed all of their Account Debtors, residents and/or lessees, as applicable, to make payments into the applicable Lockbox or to Administrative Agent.

(j) If the Credit and Security Agreement contemplates a Lien on the Deposit Accounts of the Borrowers other than the Lockbox in favor of Administrative Agent, Schedule 4 attached hereto contains a complete and accurate statement of all Deposit Accounts or investment accounts maintained by Borrowers (and any Guarantors, if applicable).

(k) [RESERVED].

(l) Except as described in the Credit and Security Agreement or in Schedule 5 attached hereto, the undersigned has no knowledge of any current, pending or threatened:

(i) Litigation against the Borrowers (or Guarantors, if applicable);

(ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrowers (or Guarantors, if applicable);

(iii) default by Borrowers (and any Guarantors, if applicable) under any Material Contract to which any of them is a party.

(k) in determining compliance with the provisions identified in (d) above, the following calculations have been made:

REFER TO ATTACHED WORKSHEETS FOR ALL CALCULATIONS

Such calculations and the certifications contained therein are true, correct and complete;

[Signatures on Following Page]

Exhibit C – Page 2

The foregoing certifications and computations are made as of                     ,              (end of month) and delivered this      day of                     , 20    .

Sincerely,

By
Name
Title	of Borrower Representative

List of Schedules:

Schedule 1 – Non-Compliance with Covenants

Schedule 2 – Business Locations and Names of Borrower and Guarantor

Schedule 3 – Unpaid Tax or Withholding Obligations

Schedule 4 – List of all Deposit and Investment Accounts of Borrower and Guarantor

Schedule 6 –Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts

Worksheet(s) for Financial or Other Covenant Calculations

Exhibit C – Page 3

EBITDA

(Section 6.0)

EBITDA for the applicable measurement period (the “Defined Period”) is defined as follows:

Net income (or loss) for the Defined Period of Borrowers and their Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Foreign Subsidiary (specifically including for these purposes the China Joint Venture Entity) and any Person (other than Subsidiaries of Borrowers) in which Borrowers or any of their Subsidiaries has an ownership interest unless received by Borrower or their Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrowers or is merged into or consolidated with Borrowers		$	__________

Plus:	Any provision for (or less any benefit from) income and franchise taxes deducted in the determination of net income for the Defined Period		__________

	Interest expense, net of interest income, deducted in the determination of net income for the Defined Period		__________

	Amortization and depreciation deducted in the determination of net income for the Defined Period		__________

	Losses (or less gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales, expenses or losses related to current assets)		__________

	Other non-cash expenses (or less other non-cash gains or income) deducted in the determination of net income for the Defined Period and for which no cash outlay (or cash receipt) is foreseeable prior to the Commitment Expiry Date		__________

	Expenses and fees deducted in the determination of net income and incurred during the Defined Period to consummate the transactions contemplated by the Financing Documents, but solely to the extent disclosed to Administrative Agent prior to the Closing Date		__________

	Extraordinary losses (or less extraordinary gains) included in the determination of net income during the Defined Period, net of related tax effects		__________

Less:	Expenditures made after the Closing Date, but during the Defined Period, in connection with the consummation of the transactions contemplated by the Financing Documents, but not deducted in the determination of net income		__________

EBITDA for the Defined Period		$

Exhibit C – Page 4

FIXED CHARGE COVERAGE RATIO

(Section 6.1)

Fixed Charge Coverage Ratio for the applicable measurement period (the “Defined Period”) is defined as follows:

Fixed Charges:

Interest expense ($ ), net of interest income ($ ), interest paid in kind ($ ) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Financing Documents and included in interest expense ($ ), included in the determination of net income of Borrowers and their Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)		$	__________

Plus:	Any provision for (or less any benefit from) income or franchise taxes included in the determination of net income for the Defined Period *		__________

	Scheduled payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under Capital Leases allocable to principal and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment))		__________

	Increases (or less the decreases) during the Defined Period in deferred tax assets*		__________

	Decreases (or less the increases) during the Defined Period in deferred tax liabilities *		__________

	Restricted Distributions made by Borrowers in cash during the Defined Period to the extent not already reflected in the definition of EBITDA		__________

	Any investments made by Borrowers in any Permitted Domestic Acquisition or capital contributions made by Dynacq to the China Joint Venture Entity during the Defined Period		__________

Fixed Charges		$

*	If the sum of these three items is less than zero, each entry should be reflected, instead, as zero.

Exhibit C – Page 5

Operating Cash Flow:

	EBITDA for the Defined Period (calculated in the manner required by Section 6.0 of the Compliance Certificate)	$	__________

Less:	Unfinanced capital expenditures for the Defined Period		__________

	To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount paid in cash and capitalized during the Defined Period, as long term assets, other than amounts capitalized during the Defined Period as capital expenditures for property, plant and equipment or similar fixed asset accounts		__________

	Operating Cash Flow	$

	Fixed Charge Coverage Ratio (Ratio of Operating Cash Flow to Fixed Charges) for the Defined Period		to 1.0

	Minimum Fixed Charge Coverage for the Defined Period		to 1.0

	In Compliance		Yes/No

Exhibit C – Page 6

Exhibit D to Credit and Security Agreement (Borrowing Base Certificate)

Exhibit D – Page 1

Exhibit E to Credit and Security Agreement (Notice of Borrowing)

[BORROWER REPRESENTATIVE]

Date:                     ,

This certificate is given by                                         , a Responsible Officer of                      (“Borrower Representative”), pursuant to Section 2.2(a)(ii) of that certain Credit and Security Agreement dated as of                     ,              among                      and                      (“Borrowers”), the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit and Security Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit and Security Agreement.

The undersigned Responsible Officer hereby gives notice to Administrative Agent of Borrower Representative’s request to on [ date ] borrow $[            ] of Revolving Loans.

The undersigned officer hereby certifies that, both before and after giving effect to the request above (i) each of the conditions precedent set forth in Section 7.2 have been satisfied, (ii) all of the representations and warranties contained in the Credit and Security Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date, and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

Exhibit E – Page 1

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this      day of                     ,         .

By
Name
Title	of Borrower Representative

Exhibit E – Page 2

Exhibit F to Credit and Security Agreement (Reserved)

Exhibit F – Page 1